Exhibit 2.2

AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

by and among

RENAL ADVANTAGE INC.,

GAMBRO HEALTHCARE, INC.

and

DAVITA INC.

Effective Date: JULY 28, 2005

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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EXHIBITS AND SCHEDULES

Exhibit A	Escrow Agreement
Exhibit B	Assignment and Assumption and Bill of Sale
Exhibit C	Transition Services Agreement

Schedules:
1.0(i)	DaVita Centers Names and Addresses
1.0(ii)	Gambro Centers Names and Addresses
1.1	Purchase Price Allocation to Determine Escrow Amount
2.1(b)	Assumed Contracts
2.5(a)	Benefit Plans
2.5(b)	Employee SWB
3.1(a)	Purchase Price Adjustments at Closing
3.2	Inventory Methodology
3.4	Allocation of Purchase Price
3.5	Closing Consents and Approvals
4.3	Consents and Approvals - Sellers
4.4(i)	Material Contracts
4.4(ii)	Status of Assumed Contracts
4.5	Permits
4.6(i)	Fixed Assets
4.6(ii)	Assets Used in the Business
4.6(iii)	Patients Served
4.7(a)(i)	Leased Real Property
4.7(a)(ii)	Owned Real Property
4.7(a)(iii)	Material Terms of Leases of Owned Real Property to Buyer
4.9(a)	Compliance with Law
4.9(b)	Reports from Governmental Authorities
4.10	Litigation
4.11(a)	Labor and Employment Matters
4.11(c)	Employee Listing
4.11(d)	Other Employee Benefits
4.11(e)	Status of Medical Director Agreements
4.14	Medicare Certification Surveys
4.15	Adverse Changes
4.16(a)-1	Preliminary Financial Statements
4.16(a)-2	Financial Statements
4.16(a)-3	Supplemental Financial Statements
4.16(b)	Exceptions to GAAP
4.17	Material Liabilities
4.18(i)	Joint Venture Persons
4.18(ii)	Owners of Joint Ventures
4.19(a)	Material Customer Relationships
4.19(b)	Status of Material Customer Relationships
4.20	Certain Interests

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5.3	Consents and Approvals - Buyer
6.1	Conduct of Business
6.3	Restricted Area
6.15(c)	Medical Director Restricted Area
7.2(h)	Severance Provisions to be Released

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AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

THIS AMENDED AND RESTATED ASSET PURCHASE AGREEMENT (this “Agreement”) executed on this 12th day of September, 2005 (the “Execution Date”), effective as of July 28, 2005 (the “Effective Date”), is made and entered into by and among Renal Advantage Inc., a Delaware corporation formerly known as RenalAmerica, Inc. (“Buyer”), Gambro Healthcare, Inc., a Tennessee corporation (“Gambro”) and DaVita Inc., a Delaware corporation (“DaVita”).

Background Statement

DaVita, directly or indirectly through one or more subsidiaries, owns and operates freestanding facilities located at the addresses set forth on Schedule 1.0(i) attached hereto that provide hemodialysis or peritoneal dialysis services to patients suffering from kidney disease (collectively, the “DaVita Centers”) and is engaged at each DaVita Center in the business of (a) attracting patients to each DaVita Center for dialysis services, providing dialysis services to patients of each DaVita Center and dealing with their Physicians, including, but not limited to, services Related To hemodialysis and peritoneal dialysis, (b) providing medical products to patients of each DaVita Center, (c) maintaining the equipment on the premises of each DaVita Center, including, but not limited to, the equipment used in providing dialysis services to patients, (d) purchasing supplies and equipment for each DaVita Center, (e) negotiating leases for the premises of each DaVita Center, (f) providing counseling and support services to patients receiving products or services from each DaVita Center, (g) contracting for the services of medical directors for each DaVita Center, (h) dealing with Governmental Payors or Third Party Payors that pay for products or services offered by each DaVita Center, including but not limited to, negotiating contracts with such Governmental Payors or Third Party Payors and submitting claims to such Governmental Payors or Third Party Payors, and (i) dealing with any permissions or sanctions issued by any Governmental Authority, including, but not limited to, licenses, permits, accreditations, authorizations, registrations, certifications, certificates of occupancy, and certificates of need Relating To each DaVita Center or that otherwise regulate each DaVita Center (collectively, the “DaVita Business”).

Gambro, directly or indirectly through one or more subsidiaries, owns and operates freestanding facilities located at the addresses set forth on Schedule 1.0(ii) attached hereto that provide hemodialysis or peritoneal dialysis services to patients suffering from kidney disease (collectively, the “Gambro Centers” and, together with the DaVita Centers, collectively, the “Centers”) and is engaged at each Gambro Center in the business of (i) attracting patients to each Gambro Center for dialysis services, providing dialysis services to patients of each Gambro Center and dealing with their Physicians, including, but not limited to, services Related To hemodialysis and peritoneal dialysis, (ii) providing medical products to patients of each Gambro Center, (iii) maintaining the equipment on the premises of each Gambro Center, including, but not limited to, the equipment used in providing dialysis services to patients, (iv) purchasing supplies and equipment for each Gambro Center, (v) negotiating leases for the premises of each Gambro Center, (vi) providing counseling and support services to patients receiving products or services from each Gambro Center, (vii) contracting for the services of medical directors for each Gambro Center, (viii) dealing with Governmental Payors or Third Party Payors that pay for products or services offered by each Gambro Center, including but not limited to, negotiating contracts with such Governmental Payors or Third Party Payors and submitting claims to such Governmental Payors or Third Party Payors, and (ix) dealing with any permissions or sanctions issued by any Governmental Authority, including, but not limited to, licenses, permits, accreditations, authorizations, registrations, certifications, certificates of occupancy, and certificates of need Relating To each Gambro Center or that otherwise regulate each Gambro Center (collectively, the “Gambro Business” and, together with the DaVita Business, collectively, the “Business”).

DaVita, Gambro AB and Gambro Inc. have entered into a Stock Purchase Agreement, dated as of December 6, 2004 (the “Gambro Purchase Agreement”), pursuant to which DaVita will acquire Gambro and Gambro will become a wholly-owned subsidiary of DaVita.

DaVita, Gambro and each of their respective subsidiaries that owns, leases or operates one or more of the Centers or any assets, rights or properties used in connection with the Business (each a “Seller” and collectively, the “Sellers”), desire to sell to the Buyer, and the Buyer desires to purchase from the Sellers, the Business, through a purchase of certain of the Sellers’ assets used in the Business, all on the terms and conditions set forth in this Agreement.

DaVita, Gambro and the Buyer entered into the original Asset Purchase Agreement on July 28, 2005 (the “Original Agreement”) and, subsequently on the Execution Date, entered into this Agreement which, as more particularly described in Section 9.19 below, amends and restates the Original Agreement in its entirety.

Statement of Agreement

In consideration of the premises and the mutual covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves, their heirs, successors and assigns, agree as follows:

ARTICLE I

GLOSSARY OF DEFINITIONS AND TERMS

1.1. Defined Terms. The following terms shall have the meanings indicated below.

“Accounts Receivable” means, any and all amounts due and owing to a Seller that arise out of the operation of the Business on or prior to the Closing (but without regard to when such amount is actually collected), including, without limitation, all such amounts reflected in the Preliminary Financial Statements or the Financial Statements as accounts receivable, notes receivable, or receivables from officers, employees or members.

“Action” means any claim, action, cause of action, chose in action or suit (in contract or tort or otherwise), litigation, arbitration, investigation, opposition, hearing, complaint, written demand, written dispute, notice or proceeding to, from, by or before any Governmental Authority or other Person.

“Affiliate” means, with respect to any Person, each Person that directly or indirectly, through one or more intermediaries, owns or controls, or is controlled by or under common control with, such Person. For the purpose of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” means any day excluding Saturday, Sunday and any day that shall be a legal holiday in the State of Delaware.

“Center Physician Contracts” means all agreements to provide the services of a Physician to a Center, regardless of whether any of the agreements are with a Physician or with a medical group, including, but not limited to, agreements for the services of a medical director for the Center and joinder agreements with Physicians in the same medical practice as a medical director of the Center.

“Clinic” means a facility that provides hemodialysis or peritoneal dialysis services to patients suffering from kidney disease.

“Closing” means the closing of the transactions contemplated herein. The Closing shall be deemed to have occurred as of the close of business, Pacific time, on the Closing Date.

“Closing Date” means the date on which the Closing shall take place, which shall be the date on which all of the conditions to closing set forth in Article VII below are fully satisfied and immediately following the closing of the transactions contemplated by the Gambro Purchase Agreement, or on such other date as the parties may mutually agree; provided, that, (A) in no event shall the Closing Date be a date that is later than ten (10) days after the closing of the transactions contemplated by the Gambro Purchase Agreement and (B) without the prior written consent of the Buyer, in no event shall the Closing Date be a date that is (i) any date other than the last day of any calendar month, (ii) prior to the thirtieth (30th) day following the Effective Date, (iii) prior to the fifth (5th) Business Day following the date the financial statements described in Section 6.17(a) are delivered to the Buyer in accordance with Section 6.17(a), (iv) if the Closing has not occurred by November 15, 2005, prior to the fifth (5th) Business Day following the date the financial statements described in Section 6.17(b) are delivered to the Buyer in accordance with Section 6.17(b), and (v) if the Closing has not occurred by February 15, 2006, prior to the fifth (5th) Business Day following the date the financial statements described in Section 6.17(c) are delivered to the Buyer in accordance with Section 6.17(c).

“CMS” means the Centers for Medicare and Medicaid Services, a division of the United States Department of Health and Human Services.

“Code” means the Internal Revenue Code of 1986, as amended, together with the regulations thereunder, in each case as in effect from time to time.

“Contracts” means, with respect to any Person, any contract, agreement, lease, sublease, commitment, undertaking, obligation or instrument to which such Person is a party or is otherwise bound or subject or by which any properties or assets owned or leased by such Person are bound or subject.

“Contract Services” means services performed pursuant to any Center Physician Contract or pursuant to any agreement to provide the services of a Physician to a Clinic, regardless of whether any of the agreements are with a Physician or with a medical group, including, but not limited to, agreements for the services of a medical director for the Clinic and joinder agreements with Physicians in the same medical practice as a medical director of the Clinic.

“Employee” means an individual employed by any Seller or any Affiliate thereof in the operation of the Business at the Centers, including, without limitation, any individual employed on a full-time, part-time or temporary basis.

“Environmental Laws” means any Law Relating To the protection of safety, human health or the environment, including, but not limited to, any requirement pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of materials that are or may constitute a threat to human health or the environment. Without limiting the foregoing, each of the following is an Environmental Law: the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and the Atomic Energy Act (42 U.S.C. § 2011 et seq.), as such Laws have been or are in the future amended or supplemented, and each similar Law.

“Escrow Amount” means, to the extent the condition precedent set forth in Sections 7.1(b) and 7.2(b) have been satisfied with respect to the Non-Illinois Centers but not with respect to the Centers located in the State of Illinois, an amount equal to the portion of the Purchase Price allocable to the Centers located in the State of Illinois as set forth on Schedule 1.1.

“Family Member” means any of (a) a Person’s spouse; (b) the natural or adoptive grandparents, parents, siblings, children or grandchildren of a Person or such Person’s spouse; (c) the stepparents, stepchildren, stepbrothers or stepsisters of a Person or such Person’s spouse; (d) the nieces, nephews, first cousins, aunts or uncles of a Person or such Person’s spouse; or (e) the spouse of any Person described in the foregoing clauses (a) through (d).

“Financial Statements” means the unaudited balance sheets of the DaVita Business, on a combined basis and without footnotes, as of May 31, 2004 and the unaudited statement of cash flows of the DaVita Business, on a combined basis and without footnotes, for the twelve (12) months ended each of December 31, 2003 and December 31, 2004, for the five (5) month period ended May 31, 2004 and for the three (3) month period ended March 31, 2005.

“Fixed Assets” means all tangible property (except for consumable or disposable inventory) that has been used in the Business or that has been on the premises of any Center at any time since July 28, 2005, including, but not limited to, medical, office, telephone, computer and other equipment (excluding the Excluded Software), machinery, furniture and furnishings, dialysis machines, home dialysis equipment, dialysis chairs, fixtures, water treatment systems, leasehold improvements, tools, vehicles and other tangible personal property of every type, in each case that are used in the Business or that has been on the premises of any Center at any time since July 28, 2005, together with, if any (and, subject to Section 6.5(f), to the extent transferable), all express and implied warranties by the manufacturers, sellers or lessors of any such assets or properties and all maintenance records and other documents relating thereto. In addition to the foregoing, the term “Fixed Assets” also includes, subject to Section 6.5(f), to the extent transferable, contract rights in all leased equipment (excluding the Excluded Software), machinery, furniture and furnishings, fixtures, tools and vehicles used in the Business or that has been on the premises of any Center at any time since July 28, 2005.

“Former Employee” means an individual who was, at any time since June 1, 2005, employed by any Seller or any Affiliate thereof in the operation of the Business at the Centers, including, without limitation, any individual employed on a full-time, part-time or temporary basis, and who, as of the Closing Date, (i) remains an employee of Seller or any Affiliate of Seller, but (ii) is no longer employed with respect to the operation of the Business at the Centers.

“Governmental Authority” means any nation, province, state or any political subdivision thereof, and any court, tribunal, arbitrator, board, commission, branch, department, agency, natural person or other entity exercising, or entitled to exercise, executive, legislative, taxing, judicial, regulatory, quasi-governmental or administrative functions, powers or authority or other functions, powers or authority pertaining to government.

“Governmental Payor” means the federal Medicare program and the Medicaid program as implemented in any state in which a Center is located including but not limited to the Medi-Cal program in California, the TRICARE program, and any other health care insurance or benefits program in which reimbursement is available to a Seller from or through a Governmental Authority.

“Hazardous Material” means any substance or material meeting any one or more of the following criteria: (a) it is or contains a substance designated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law; (b) it is toxic, explosive, corrosive, reactive, ignitable, infectious, radioactive, mutagenic, dangerous or otherwise hazardous; (c) its presence at some quantity requires investigation, notification or remediation under any Environmental Law or common law; (d) it constitutes a danger, a nuisance, a trespass or a health or safety hazard to persons or property; or (e) it is or contains, without limiting the foregoing clauses (a)-(d), asbestos, polychlorinated biphenyls, petroleum hydrocarbons, petroleum derived substances or waste, crude oil or any fraction thereof, nuclear fuel or waste, natural gas or synthetic gas.

“Intangible Property” means intangible property Relating To the operation of the Business including, without limitation, intellectual property, software and all related documentation, computer programs, patents, know-how, technology, trade secrets, technical information, marketing information, policies and procedures, quality control information, trademarks, trade names, service marks, logos and the modifications or improvements to such intangible property.

“Inventory” means all inventories of goods, consumables, disposables, materials, replacement and component parts and supplies usable or salable in connection with the Business that are on hand at each Center, including, without limitation, janitorial, office and medical supplies, dialysis supplies and pharmaceuticals (including erythropoietin) and any inventories previously purchased for such use in the Business and in-transit to any of the Centers.

“Knowledge” when referring to the “Knowledge of the Sellers”, the “Knowledge of Sellers” or “the Sellers’ Knowledge” means the actual knowledge of Tom Usilton or the individuals who hold the following positions with the Sellers (or functionally equivalent positions): divisional vice president, regional director and facility administrator, without independent investigation. No constructive or imputed knowledge shall be attributed to any such individual by virtue of any position held, relationship to any other Person or for any other reason.

“Law” means any federal, state or local law, statute, code, regulation, common law, doctrine, directive, Order, ordinance or rule of any Governmental Authority.

“Leases” means the lease and sublease agreements pursuant to which the Sellers have the right to occupy the Leased Real Property.

“Leased Real Property” means (i) that portion of the buildings and the related fixtures and improvements that are leased by the Sellers for the operation of the Centers as of the date of this Agreement and (ii) that portion of the buildings and the related fixtures and improvements that are currently owned by the Sellers and used for the operation of the Centers and that will be, effective as of the Closing, leased to the Buyer as contemplated by Section 4.7.

“Liabilities” means all liabilities or obligations of any nature whatsoever, whether absolute or contingent, due or to become due, accrued or unaccrued, known or unknown, direct or consequential or otherwise.

“Lien” means any lien, option, charge, security interest, pledge or other encumbrance, of any kind or nature whatsoever.

“Material Adverse Effect” means any (i) event, occurrence, fact, condition, effect or change (including, without limitation, any damage, destruction or other casualty loss) that is, or would reasonably be expected to be, in the aggregate, materially adverse to the financial condition, results of operations, operations, assets, liabilities, Permits, Leases or manner of conducting the Business in its entirety (as opposed to a particular Center) or (ii) event, occurrence, fact, condition, effect or change that has had, or would reasonably be expected to have, in the aggregate, a material adverse impact on the ability of the Sellers to consummate the transactions contemplated by this Agreement; provided, however, that a Material Adverse Effect shall not include (a) changes due to or caused by the announcement or pendency of the acquisition of the Business, provided that during the pendency of the acquisition of the Business, the Sellers have complied in all material respects with the terms of this Agreement, including, without limitation, Sections 6.1 and 6.5, or (b) any market, economic, regulatory or reimbursement changes in the dialysis industry that does not affect the Business disproportionately to the rest of the dialysis industry.

“Material Contracts” means, for purposes of this Agreement only, every Contract to which any Seller or any Affiliate of any Seller is a party or by which any Seller or any such Affiliate or any Asset is otherwise bound that Relates To the Business, the Centers or the Assets, excluding purchase and sales orders and excluding other Contracts that (a) were entered into with unrelated third parties in the Ordinary Course of Business, (b) involve payments or receipts of less than Twenty Thousand Dollars ($20,000) annually and not more than Fifty Thousand Dollars ($50,000) in the aggregate, and (c) are terminable by each party thereto on less than ninety (90) days’ notice without penalty.

“Order” means any order, writ, judgment, decree, consent decree, injunction, award, settlement agreement, stipulation, ruling, corporate integrity agreement or subpoena of any Governmental Authority.

“Ordinary Course of Business” means, with respect to the Business, action taken by any Person in the ordinary course of the normal day-to-day operations of the Business that is consistent with past practices of such Person in the operation of the Business (including, without limitation, past practice with respect to amount, magnitude, timing and frequency).

“Permits” means all licenses, permits, accreditations, Supplier or provider numbers, Supplier or provider agreements, authorizations, registrations, certifications, certificates of occupancy, franchises and approvals of any nature issued, granted, given or otherwise made available by any Governmental Authority to any Seller in connection with the conduct of the Business, and all pending applications therefore and renewals thereof.

“Permitted Liens” means: (a) Liens for current taxes not yet due and payable, (b) Liens arising in the Ordinary Course of Business for sums not yet due and payable, but not involving any borrowed money or the deferred purchase price for property or services, (c) Liens that will not survive the Closing, and (d) equipment leases included within the Assumed Contracts and liens related thereto.

“Person” means an individual, partnership, corporation, limited liability company, trust, decedent’s estate, joint venture, joint stock company, association, unincorporated organization, Governmental Authority or other entity.

“Physician” means a doctor of allopathic medicine (“M.D.”) or a doctor of osteopathic medicine (“D.O.”).

“Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and all bonus, stock or other security option, stock or other security purchase, stock or other security appreciation rights, incentive, deferred compensation, retirement or supplemental retirement, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, insurance and other similar fringe or employee benefit plans, programs or arrangements, and any current or former employment or executive compensation or severance agreements or any other plan or arrangement to provide compensation or benefits to any individual, which has been sponsored or maintained or entered into for the benefit of, or Relating To, any present or former employee or director of a Seller at any time during the three (3) year period immediately preceding the Closing Date.

“Preliminary Financial Statements” means (A) the unaudited balance sheets of the Business, on a combined basis (one set of which combines the DaVita Business and the other set of which combines the Gambro Business) and without footnotes, as of December 31, 2003, December 31, 2004, March 31, 2005 and May 31, 2005 and the unaudited income statements of the Business, on a combined basis (one set of which combines the DaVita Business and the other set of which combines the Gambro Business) and without footnotes, for the twelve (12) months ended each of December 31, 2003 and December 31, 2004, for the three (3) month period ended March 31, 2005 and for the five (5) month periods ended May 31, 2004 and May 31, 2005 and (B) the unaudited balance sheets of the Gambro Business, on a combined basis and without footnotes, as of May 31, 2004, the statement of cash flows of the Gambro Business, on a combined basis and without footnotes, for the twelve (12) months ended each of December 31, 2003 and December 31, 2004 and for the five (5) month period ended May 31, 2004 and May 31, 2005 and for the three (3) month period ended March 31, 2005, the statement of cash flows of the DaVita Business on a combined basis and without footnotes for the five (5) month period ended May 31, 2005.

“Relate to”, “Related To”, “Relates to” or “Relating To” means pertaining in any way to, and is not limited to that which pertains exclusively to or primarily to.

“Supplier” means any Person that has sold to Sellers any goods or services, other than Physician services, for use in a Center; provided, however, a “Supplier” does not mean an employee of any Seller or any Affiliate of any Seller.

“Taxes” means all (i) taxes, charges, fees, levies or other assessments (whether federal, state, local or foreign), including, without limitation, net income, alternative or add-on minimum tax, gross income, gross receipts, excise, property, estate, sales, use, stamp, value added, transfer, license, payroll, franchise, ad valorem, withholding on amounts paid or received, unemployment taxes, gains, profits, windfall profits, gift, severance, capital, disability, premium, recapture, credit, occupation, service, service use, leasing, leasing use, employment, estimated, or similar taxes of any kind whatsoever, including, without limitation, interest, penalties or additions thereto; (ii) Liabilities for payment of any amounts of the type described in clause (i) of this definition of Taxes under Treasury Regulation Section 1.1502-6 (or any comparable provision of U.S. state or local or foreign Law) and (iii) Liabilities for the payment of any amounts pursuant to any tax-sharing, tax allocation, tax indemnification or similar agreement.

“Third Party Payor” means any Person, other than a Governmental Payor, that purchases, reimburses for, or otherwise pays for medical goods or services for themselves or for any other Person, including, but not limited to, (i) health insurance companies or programs, (ii) preferred provider organizations, (iii) point of service organizations, (iv) prepaid hospital, medical, or other health service plans, (v) health maintenance organizations, (vi) employers or other persons providing or administering self insured health benefits programs, (vii) non-profit health service plans, (viii) self-funded group health plans and (ix) patients who purchase medical goods or services for themselves.

“Transaction Agreements” means this Agreement, the Transition Services Agreement and any other ancillary agreements required to be executed pursuant to this Agreement.

The following terms are defined elsewhere in this Agreement, as follows:

Term	Where Defined
“Aggregate Amount”	Section 8.4(a)
“Agreement”	Introductory paragraph
“Antitrust Laws”	Section 6.5(b)
“Assets”	Section 2.1
“Assumed Contracts”	Section 2.1(b)
“Assumed Liabilities”	Section 2.3
“Assumed SWB”	Section 2.5(b)
“Audited Financial Statements”	Section 6.16
“Breach of Warranty Claim”	Section 8.4(a)
“Business”	Background Statement
“Buyer”	Introductory paragraph
“Buyer Damages”	Section 8.2(a)
“Buyer Employees”	Section 6.3(b)
“Buyer Indemnified Parties”	Section 8.2(a)
“Centers”	Background Statement
“Commitment Letters”	Section 5.6
“DaVita”	Introductory paragraph
“DaVita Business”	Background Statement
“DaVita Centers”	Background Statement
“Effective Date”	Introductory paragraph
“Employment and Consulting Ags.”	Section 4.11(a)
“Excluded Assets”	Section 2.2
“Excluded Software”	Section 2.2(q)
“Excluded Liabilities”	Section 2.3
“Final SWB Schedule”	Section 2.5(b)
“FTC”	Section 4.3
“Gambro”	Introductory paragraph
“Gambro Business”	Background Statement
“Gambro Centers”	Background Statement
“Gambro Purchase Agreement”	Background Statement
“HSR Act”	Section 4.3
“Indemnitee”	Section 8.4
“Indemnitor”	Section 8.4
“Independent Auditor”	Section 3.3
“Joint Ventures”	Section 4.18
“Lenders”	Section 5.6
“Material Customers”	Section 4.19
“Non-Illinois Centers”	Section 7.1(b)
“OIG Check Date”	Section 4.9(a)

“OIG List”	Section 4.9(a)
“Post-Closing Adjustment Date”	Section 3.3
“Purchase Price”	Section 3.1
“Relevant Claim”	Section 8.4(a)
“Representatives”	Section 6.2
“Restricted Area”	Section 6.3(a)
“Restricted Period”	Section 6.3(a)
“Seller”	Background Statement
“Sellers”	Background Statement
“Seller Damages”	Section 8.3(a)
“Seller Indemnified Parties”	Section 8.3(a)
“Seller’s Purchase Price Calculation”	Section 3.3
“Senior Bank Commitment Letter”	Section 5.6
“Supplemental Financial Statements”	Section 4.16
“SWB”	Section 2.5(b)
“Termination Date”	Section 9.1(b)
“Transferring Employees”	Section 2.5(a)
“Transition Services Agreement”	Section 7.2(f)
“WARN Act”	Section 2.5(b)
“WCAS CP IV”	Section 5.6
“WCAS X”	Section 5.6
“WCAS CP IV Commitment Letter”	Section 5.6
“WCAS X Commitment Letter”	Section 5.6

ARTICLE II

CONTEMPLATED TRANSACTIONS

2.1. Purchase of Assets. Upon the terms and subject to the conditions of this Agreement, on and effective as of the Closing Date, the Sellers shall sell, convey, assign, transfer and deliver to the Buyer all of the Assets, free and clear of any Lien, except for Permitted Liens, and the Buyer shall purchase and accept from the Sellers such Assets. The term “Assets” shall mean all of the Sellers’ rights, title and interest in and to all of their respective assets, rights and properties used or useable in connection with the Business or necessary for the operation of the Business, including without limitation, the following assets, rights and properties, but excluding the Excluded Assets:

(a) the Fixed Assets, including those assets set forth on Schedule 4.6(i) attached hereto;

(b) the Leases and other Contracts listed on Schedule 2.1(b) attached hereto and all rights Relating To or arising out of any such Leases or other Contracts (collectively, the “Assumed Contracts”);

(c) all Permits, in each case, to the extent legally transferable, together with all correspondence to or from any applicable Governmental Authority, surveys, plans of corrections and other records Relating To such Permits;

(d) all Inventory maintained by the Sellers in connection with the operation of the Centers in the Ordinary Course of Business (which shall include not less than ten (10) treatment days of Inventory at each Center);

(e) all Supplier or provider numbers issued to any Seller with respect to any Center by a Governmental Payor or Third Party Payor, and all Supplier or provider participation agreements between any Seller and any Governmental Payor or Third Party Payor with respect to a Center, to the extent legally transferable to the Buyer;

(f) those books, records, files, correspondence, manuals, computer printouts, databases and other documents that Relate To the continued operation of the Business which are located on the premises of any Center or, if not located on the premises of any Center, are in the possession of the Regional Manager who is responsible for any applicable Center, or copies of any of the foregoing where Sellers have a legal obligation to maintain the original document (including, without limitation, all employee files and records Relating To the Transferring Employees, financial records, medical staff records, Physician lists and related Physician records (including, without limitation, other records of the Business’ dealings with Physicians), accreditation records, admitting Physician credentialing files and records, and medical staff bylaws, minutes and other records of each Center’s governing body, maintenance records, documents Relating To policies and procedures, documents Relating To quality control, documents Relating To Third Party Payors or Governmental Payors, documents Relating To Suppliers, copies of contracts with Third Party Payors, Governmental Payors or Suppliers, unless such contracts cannot, according to their terms, be disclosed to third parties even with the permission of Sellers to make such disclosure, and copies of any of the foregoing documents or other materials Relating To a Center which also Relate To the operation of any business operated by Sellers other than the Business, provided that such copies shall contain only the pertinent portions of the documents or other materials which Relate To a Center);

(g) the Business as a going concern and all of the goodwill associated with the Business;

(h) all documents containing information Relating To patients, including, without limitation, all patient lists, patient appointment books and medical records located at the Centers;

(i) all telephone numbers and facsimile numbers Relating To the Centers;

(j) any Intangible Property relating exclusively to the operation of the Business which is owned by Sellers (and which is not licensed from third parties); provided, however, this Section 2.1(j) shall exclude (A) all other Intangible Property, including, any Intangible Property Relating To the operation of the Business which is also utilized in the operation of other Clinics (other than a Center) that are owned or operated by the Sellers or their Affiliates (the “Excluded Intangible Property”), which Excluded Intangible Property shall be the subject of a royalty-free perpetual worldwide license agreement in favor of the Buyer described in Section 3.1(b) in which the Buyer will be permitted to use, without any limitation, the Excluded Intangible Property, including the right to transfer or sublicense such Excluded Intangible Property, exclusively or nonexclusively, to others by any means, (B) the Excluded

Software and (C) medical protocols (provided, however, that the Buyer has the right to request the use of such medical protocols as set forth in the Transition Services Agreement);

(k) all utility and security deposits Relating To the Business, and any contract rights arising therefrom;

(l) all of the Seller’s equity interests in the Joint Ventures; and

(m) all Center blueprints and related architectural drawings and renderings for each Center, if any, which are located on the premises of any Center or, if not located on the premises of any Center, which are in the possession of (i) the Regional Manager who is responsible for any applicable Center or (ii) DaVita’s or Gambro’s respective bio-medical personnel who have responsibility for any applicable Center.

2.2. Excluded Assets. The Assets shall not include any of the following assets, rights and properties of the Sellers (the “Excluded Assets”), all of which shall be retained by the Sellers:

(a) all cash, cash equivalents and short-term investments of cash as of the Closing Date;

(b) the Accounts Receivable arising on or before the Closing Date;

(c) the Sellers’ rights arising under any Contracts other than the Assumed Contracts, subject to Section 6.5(f);

(d) any and all real estate owned by the Sellers;

(e) all prepaid items or rebates Relating To the Business with respect to time periods on or prior to the Closing Date;

(f) any inter-company balances due to or from any Seller or any of their respective Affiliates as of the Closing Date;

(g) all income tax refunds and tax deposits with respect to time periods on or prior to the Closing Date;

(h) minute books (other than Center governing body minute books), tax returns and other corporate books and records of the Sellers;

(i) insurance policies of the Sellers and all claims thereunder;

(j) all recovery claims from any Governmental Payor or any other Third Party Payor Related To the operation of the Business on or prior to the Closing Date, including, without limitation, Medicare bad debt recovery claims;

(k) strategic planning documents that (i) Relate To the operation of any business operated by Sellers other than the Centers and (ii) are not located on the premises of any Center;

(l) (i) all Supplier or provider numbers issued to any Seller with respect to any Center by a Governmental Payor or Third Party Payor, and (ii) rights under agreements with any Governmental Payor, Third Party Payor or Supplier that are not assignable even if DaVita and Gambro approve such assignment;

(m) rights to the names “DaVita” and “Gambro” and any variation of those names, and any names, phrases, marks, trade names, and trademarks to the extent they include the following: “REN”, “Total Renal Care”, “Renal Treatment Centers”, “Vivra”, “At Your Service,” “At Your Service(& Design),” “Dancing Star Logo,” “DaVita At Home,” “DaVita At Home (& Design)”, “DaVita Clinical Research,” “DaVita Laboratory Services,” “DaVita Nephrology Partners,” “DaVitaCare,” “DaVita’s Key To Better Health,” “He/She Gives Life,” “K.T. Family Foundation (& Design),” “Kidney Education And You,” “Life-Alysis,” “Maxine,” “Miscellaneous Design (Alligator Design),” “Miscellaneous Design (Bird Design),” “Miscellaneous Design (Star in Square),” “Open Access & Open Access (& Design),” “Our Village Pharmacy,” “Our Village Pharmacy (Design),” “Reggie,” “Renal Connect,” “Rising Star Design,” “RMS,” “RMS & Design,” “Snappy,” “Star Rx,” “Star Rx (& Design),” “Star Rx Reminder,” “Star Rx Reminder (& Design),” “Star/Heart Design,” “Swirling Star Logo,” or “Where Quality of Life Meetings Quality of Care,” “Gambro Connections,” “Gambro Connections (& Design),” “Gambro Healthcare Laboratory Services,” “Gambro Healthcare Patient Services,” “Gambro Nephrology Partners,” “Labscope,” “Labscope Online (& Design),” “The Patient’s Benchmark in Renal Replacement Therapy,” “LSO On the Go,” “Servicelink,” “RIMS,” or “AIMS”;

(n) telecommunications systems equipment and applications not physically located at a Center, and information systems equipment not physically located at a Center, including, without limitation, computer hardware not physically located at a Center but shared with the Center through local and/or wide area networking systems;

(o) any computer hardware used in the Business that is (i) not located at a Center and (ii) not listed on Schedule 4.6(i);

(p) e-mail addresses and telephone numbers of Sellers’ employees (other than the Employees’ direct dial telephone numbers at the Centers, which telephone numbers are among the Assets as set forth in Section 2.1(i));

(q) the executable computer code and the documentation for the following computer software:

(i) DaVita’s patient registration and insurance verification system, known as REGGIE;

(ii) DaVita’s clinical system that records all patient information and treatment records, known as SNAPPY;

(iii) DaVita’s imaging and billing workflow system, known as BORIS Billing;

(iv) Gambro’s patient registration and insurance verification system, and clinical system that records all patient information and treatment records, known as RIMS;

(v) Gambro’s billing and accounts receivable system, known as BAR; and

(vi) any custom-built software application which reads or writes to (A) any of the systems described above in Section 2.2(q)(i) through Section 2.2(q)(v) or (B) DaVita’s or Gambro’s respective data warehouses.

The software described above in this Section 2.2(q) is described herein as the “Excluded Software”. Notwithstanding the foregoing, the data processed by the Excluded Software shall not be among the Excluded Assets;

(r) all writings and other items that are protected from discovery by the attorney-client privilege, the attorney work product doctrine or other similar privilege or protection, except to the extent such information is necessary to the operation of the Business;

(s) all of Sellers’ or any Affiliate of Sellers’ medical protocols, including, without limitation, medical protocols promulgated by either DaVita or Gambro, whether in hard copy or embedded in software, that have been in effect at any time since the Effective Date, and utilized in the Business, but excluding medical protocols adopted or promulgated, at any time, by any Physician or by the Buyer, even if such medical protocols are identical, in whole or in part, to medical protocols promulgated by either DaVita or Gambro; provided, however, that the Buyer has the right to request the use of such medical protocols as set forth in the Transition Services Agreement.

(t) subject to the royalty-free perpetual worldwide license described in Section 3.1(b), any Intangible Property licensed to Sellers from a third party Relating To the operation of the Business, excluding any such licenses which are to be assigned or are assignable to the Buyer, and further excluding any modifications and improvements to Intangible Property that are not licensed to Sellers;

(u) all benefit plans of Sellers;

(v) subject to Section 3.1(b), the Excluded Intangible Property;

(w) subject to Section 6.5(g), contracts with Governmental Payors, Third Party Payors and Suppliers that, according to their terms, cannot be disclosed to third parties even with the permission of Sellers to make such disclosure; and

(x) office equipment and furniture, which is located in the Ordinary Course of Business at any location other than any of the Centers, the use of which (i) is shared with the operation of any business operated by Sellers other than the Centers and (ii) is not necessary to the operation of the Business.

2.3. Liabilities. As of the Closing Date, the Buyer shall assume, and shall thereafter timely pay and perform, the obligations arising as a result of events or occurrences after the

Closing Date (i) in connection with the operation of the Business by the Buyer and its Affiliates after the Closing Date, and (ii) under the Assumed Contracts (other than the Excluded Multi-Facility Contracts (as defined in Schedule 2.1(b)) and the Assumed SWB (the “Assumed Liabilities”). The assumption by the Buyer of any Assumed Liabilities shall not enlarge the rights of any third party with respect to any Assumed Liabilities, nor shall it prevent the Buyer, with respect to any party other than a Seller, from contesting or disputing in good faith any Assumed Liability. Except for the Assumed Liabilities expressly assumed above, the Buyer shall not assume, shall not take subject to and shall not be liable for, whether or not disclosed to the Buyer in any Transaction Agreement or in any schedule or exhibit thereto or otherwise, any Liabilities of the Business, the Sellers or any Affiliate of the Sellers (the “Excluded Liabilities”), including, without limitation, the following:

(a) Liabilities arising out of or Relating To the operation of the Business on or prior to the Closing Date, including, without limitation, all Liabilities accruing under the Leases and other Assumed Contracts on or prior to the Closing Date;

(b) Liabilities of any Seller or any Affiliate of any Seller for or Relating To Taxes arising from activities of any Seller or Affiliate of any Seller on or prior to the Closing Date, or any Taxes arising in connection with the consummation of the transactions contemplated hereby;

(c) Liabilities arising out of or Relating To the Excluded Assets;

(d) Liabilities arising out of or Relating To (i) any Liens (other than Permitted Liens) existing prior to the Closing to which any Assets remain subject following the Closing or (ii) any Permitted Liens, but only to the extent such Liabilities with respect to Permitted Liens Relate To the operation of the Business on or prior to the Closing Date or otherwise Relate To those categories of Excluded Liabilities which are not described in this Section 2.3(d);

(e) Liabilities of any Seller or any Affiliate of any Seller arising out of or Relating To (i) with respect to any period ending on or prior to the Closing Date, the employment by any Seller or any Affiliate of any Seller of any individual (or any termination of any such employment relationship) or the performance of services by any individual who is or was a consultant to or independent contractor for any Seller or any Affiliate of any Seller or a medical director of any Center (or any termination of any such consulting, independent contractor or medical director relationship), including, without limitation, SWB (other than the Assumed SWB) or any severance obligations under any Plan of any Seller or any Affiliate of any Seller or under any Employment or Consulting Agreement, (ii) workers’ compensation claims Relating To Employees other than Transferring Employees or Relating To Transferring Employees with respect to any period ending on or prior to the Closing Date, irrespective of whether such claims are made prior to, on or after the Closing, (iii) any Employees who are not Transferring Employees and (iv) any Plan of any Seller or any Affiliate of any Seller or any Employment and Consulting Agreement (other than Assumed Contracts);

(f) Liabilities owed to or by any Seller to or by any Affiliate of any Seller;

(g) Liabilities of any Seller or any Affiliate of any Seller arising out of any Action (including, without limitation, the matters disclosed on Schedule 4.10) initiated at any time, or arising out of or any Order (including, without limitation, the matters disclosed on Schedule 4.10) issued or entered into at any time, in each case, in respect of any events or occurrences on or prior to the Closing Date (including, without limitation, any costs or expenses incurred in complying with any such Order);

(h) Liabilities arising out of or Relating To noncompliance by any Seller or any Affiliate of any Seller with any applicable Law or Contract with respect to acts or omissions on or prior to the Closing Date;

(i) Liabilities to any third party (other than Buyer or any Affiliate of Buyer), including, without limitation, any Governmental Authority, or for any costs of remediation or clean-up, resulting from any environmental conditions or Hazardous Materials present at any facility or site at which any Center is operated as of the Closing Date that (A) are present at such facility or site on the Closing Date, or (B) were created by or arise out of the operations of any Seller or Affiliate of any Seller; and

(j) Liabilities Relating To amounts required to be paid by the Sellers under this Agreement.

2.4. Disclaimer of Warranties. Except as expressly set forth in Article IV below, the Assets transferred to the Buyer will be sold by the Sellers and purchased by the Buyer in their physical condition at the Closing Date, “as is,” “where is” and “with all faults,” and with no warranties, including without limitation the warranties of merchantability or fitness for a particular purpose, with respect to the physical condition of the Fixed Assets, any and all of which warranties (both express and implied) DaVita and Gambro hereby disclaim; provided, that the foregoing shall not affect the Buyer’s and its Affiliates rights, if any, with respect to any warranties provided by manufacturers, sellers or lessors of Fixed Assets which are included in the Assets. All of the Fixed Assets shall be further subject to normal wear and tear in the Ordinary Course of Business up to and including the Closing Date.

2.5. Employees.

(a) Effective as of the Closing Date, subject to the fourth sentence of this Section 2.5(a), the Buyer shall offer employment to each of the Employees in such positions of responsibility, with similar compensation as such Employees had with the applicable Seller or Affiliate of Seller immediately prior to the Closing Date, and with such employee and welfare benefits, as may be substantially comparable in the aggregate as such Employees had with the applicable Seller or Affiliate of Seller immediately prior to the Closing Date (other than with respect to any profit-sharing or equity-based compensation and benefits), so long as such Employees are not excluded persons under any federal health care program. Schedule 2.5(a) attached hereto sets forth the employee and welfare benefits provided to the Employees as of the Effective Date. Subject to the foregoing, such employment shall be on terms mutually acceptable to the Buyer and the Employee, and for a period of no less than one (1) year following the Closing Date, unless the Buyer sooner terminates the employment of any Transferring Employee for cause (including, without limitation, as a result of egregious underperformance) or any Transferring Employee voluntarily resigns or retires. Effective as of the Closing Date, subject to the second sentence of Section 6.3(c), the Buyer shall be entitled to, but not obligated to, offer employment to any Former Employees and, in such an event, the Buyer shall not be required to provide an offer of employment to any Employee who is employed in the position which was previously held by the applicable Former Employee. After the Effective Date, the Sellers shall, with respect to their respective arrangements with the Employees or any Former Employees, eliminate (i) any contractual provisions or other restrictions that would otherwise prevent the Employees or any Former Employees from becoming an employee of the Buyer and (ii) any confidentiality restrictions that would prevent the Employees or any Former Employees who accept employment with the Buyer from using or transferring to the Buyer any information Related To the operation of the Business. After the Effective Date, the Sellers shall not prevent, prohibit or restrict, or threaten to prevent, prohibit or restrict the Employees or any Former Employees from being employed by the Buyer and shall not offer any incentive, including, without limitation, by offering any opportunity for other employment with any Seller or Affiliate of any Seller, to the Employees or any Former Employees to decline employment with the Buyer. After the Effective Date, the Sellers (x) shall facilitate interviews between each of the Employees or any Former Employees and the Buyer, (y) shall not discourage the Employees or any Former Employees from participating in such interviews and (z) shall not interfere in any employment negotiations between any Employee or any Former Employee and the Buyer. The Sellers will terminate effective as of the Closing Date the employment of the Employees. Those Employees or Former Employees who receive and accept the Buyer’s offer of employment as of the Closing Date are referred to hereafter as the “Transferring Employees.” After the Effective Date, the Sellers will cooperate with the Buyer in effecting transfer of the Transferring Employees to the employ of the Buyer. Except to the extent prohibited by applicable Law, the Buyer shall treat the service by the Transferring Employees with the applicable Seller or Affiliate of Seller as service with the Buyer for all purposes.

(b) DaVita acknowledges and agrees that the Sellers, subject to the Buyer’s assumption of the Assumed SWB, shall be responsible for paying to the Transferring Employees all compensation and benefits, including, without limitation, vested pension benefits, accrued up through the Closing Date, including, without limitation, accrued vacation, sick and other paid time off (collectively, “SWB”). Schedule 2.5(b) attached hereto sets forth for each Employee such Employee’s SWB as of June 17, 2005. No later than fifteen (15) days after the Effective Date, the Sellers shall provide the Buyer with an update of Schedule 2.5(b) as of the Effective Date. At least three (3) days prior to the Closing Date, the Sellers shall provide the Buyer with an update of Schedule 2.5(b) as of a date no earlier than fifteen (15) days prior to the Closing Date, and a final update of Schedule 2.5(b) shall be provided to the Buyer no later than thirty (30) days after the Closing Date (the “Final SWB Schedule”), setting forth the dollar value and number of hours of SWB attributable to each Transferring Employee as of the Closing Date. With respect to each Transferring Employee, the Buyer shall assume up to eighty (80) hours of SWB, the aggregate value of which the Buyer shall deduct from the Purchase Price at Closing (the “Assumed SWB”). The Sellers shall pay all SWB in excess of the Assumed SWB to each Transferring Employee and all SWB to each Employee who is not designated as a Transferring Employee, within the period required by applicable Law, but in any event within fourteen (14) Business Days following the Closing Date. The Sellers shall retain all Liabilities with respect to any and all Employees or Former Employees who are not Transferring Employees, including, without limitation,

Liabilities under the Worker Adjustment and Retraining Notification Act of 1988 and any applicable state or local equivalent (the “WARN Act”) with respect to any and all Employees or Former Employees who are not Transferring Employees.

(c) Subject to the above terms of Sections 2.5(a) and 2.5(b) above, all Transferring Employees shall be subject to the Buyer’s employment policies. Nothing in this Section 2.5 shall be construed to grant any Employee or any Former Employee any rights as a third party beneficiary of this Agreement or to constitute an employment agreement or offer of employment.

(d) With respect to any welfare benefit plans maintained for the benefit of the Transferring Employees or their dependents on and after the Closing Date, the Buyer shall waive, or cause to be waived, any pre-existing condition exclusions, and provide that any expenses incurred on or before the Closing Date for the applicable plan year by a Transferring Employee (or his or her dependents) shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out of pocket provisions; provided, that all information Relating To such expenses is provided to the Buyer as soon as reasonably practicable.

(e) The Buyer shall be responsible for any obligation with respect to the Transferring Employees under the WARN Act arising or accruing after the Closing Date, and Sellers shall be responsible for any such obligation arising or accruing on or prior to the Closing Date.

(f) Prior to the Execution Date, DaVita and Gambro have delivered to the Buyer resumes of those certain individuals who have been employed by DaVita or Gambro with supervisory responsibility for one (1) or more of the Centers at any time since June 1, 2005 (the “Regional Managers”). From the Effective Date until the date which is the later of (i) ten (10) days after the Closing Date or (ii) forty-five (45) days after the Execution Date, the Sellers (i) shall facilitate interviews between each of the Regional Managers and the Buyer as reasonably requested by the Buyer, (ii) shall not discourage the Regional Managers from participating in such interviews and (iii) shall not interfere in any employment negotiations between any Regional Manager and the Buyer. Any such Regional Manager who receives an employment offer, as negotiated by the Buyer and such Regional Manager, shall be treated as an Employee for purposes of Sections 2.5(a) through 2.5(e) above. Any such Regional Managers who accept such employment offers shall be treated as Transferred Employees hereunder. Notwithstanding any provision to the contrary contained in this Section 2.5(f), the terms of this Section 2.5 shall apply with respect to the first six (6) Regional Managers who accept employment offers from the Buyer (and the terms of this Section 2.5 shall thereafter no longer apply with respect to any other Regional Managers).

ARTICLE III

PURCHASE PRICE

3.1. Purchase Price and the Closing.

(a) In consideration of the transfer to the Buyer of the Assets and the covenants of the Sellers set forth herein, and upon the terms and subject to the conditions of this Agreement, the Buyer shall pay to DaVita, on behalf of each of the Sellers an amount equal to Three Hundred Twenty Million Five Hundred Thousand Dollars ($320,500,000) (the “Purchase Price”). On the Closing Date, the Buyer shall pay to DaVita by wire transfer to an account or accounts designated by DaVita the following amount: (i) the Purchase Price, plus (ii) an amount equal to the value of the Inventory as of the Closing Date which is in excess of ten (10) treatment days of Inventory at each such Center, plus (iii) an amount equal to the value of all utility and security deposits Relating To the Business as of the Closing Date, minus (iv) the Assumed SWB, minus (v) the Escrow Amount. The adjusted Purchase Price shall be itemized and calculated as of the Closing Date by mutual agreement of the parties and set forth on Schedule 3.1(a) attached hereto. On the Closing Date, the Buyer shall pay the Escrow Amount to BNY Western Trust Company by wire transfer to an account or accounts designated by BNY Western Trust Company, the disposition of which shall be governed by that certain Escrow Agreement in the form of Exhibit A hereto.

(b) The parties hereto agree that the sale, conveyance, assignment, transfer and delivery of the Assets shall be effected at the Closing by delivery by the Sellers to the Buyer of an assignment and assumption and bill of sale in the form of Exhibit B hereto, a royalty-free perpetual worldwide license agreement in favor of the Buyer in which the Buyer will be permitted to use, without any limitation, the Excluded Intangible Property, including the right to transfer or sublicense such Excluded Intangible Property, exclusively or nonexclusively, to others by any means, and such other good and sufficient instruments of transfer and delivery as shall be reasonably necessary to vest in such Persons all of the right, title and interest of the Sellers in and to the Assets, and that all of the foregoing transfer or assumption instruments or other documents shall be in such form as are reasonably satisfactory to the Buyer and DaVita.

3.2. Inventory. DaVita shall cause an inventory to be taken of the Inventory by employees or representatives of the Sellers or Seller’s Affiliates, with said inventory to be taken in accordance with the Sellers’ policies and procedures, as near in time as reasonably practicable to the Closing Date and with the results extended and adjusted through the Closing. The Sellers shall permit representatives or employees of the Buyer to observe such inventory process. The results of such inventory shall include a calculation of the number of treatment days of Inventory at each Center as of the Closing, using the methodology set forth on Schedule 3.2, and including any inventory then in-transit to each Center. The cost of conducting the inventory shall be borne by the Sellers. All inventory items shall be valued at the lesser of cost or current market value. Any opened or expired Inventory, and Inventory samples shall be excluded from the inventory calculation. The parties acknowledge that the inventory to be taken pursuant to this Section 3.2 will not be conducted until a time which is as near in time as reasonably practicable to the Closing Date and, as such, the results of such inventory will not be available until some time after the Closing Date. Accordingly, the parties agree that for purposes of Schedule 3.1(a), the value of the Inventory on hand at each Center as of the Closing Date shall be determined based on the book value of the Inventory on hand at each Center as reflected by the latest available unaudited balance sheet of each applicable Seller. For purposes of the Seller’s Purchase Price Calculation, the portion of such calculation attributable to the Inventory as of the Closing Date shall be the value of the Inventory as determined pursuant to this Section 3.2.

3.3. Post-Closing Adjustment to Purchase Price. Within thirty (30) calendar days after the Closing Date, DaVita shall deliver to the Buyer a calculation as prepared by the Sellers of the amounts described in Sections 3.1(a)(ii), 3.1(a)(iii) and 3.1(a)(iv) as of the Closing Date (including the Final SWB Schedule) (“Sellers’ Purchase Price Calculation”). If the Buyer disputes any portion of Sellers’ Purchase Price Calculation, the Buyer shall notify DaVita in writing (which writing shall contain the Buyer’s determination of the amount of the disputed entry) within twenty (20) Business Days after the Buyer’s receipt of the Seller’s Purchase Price Calculation from DaVita. If the Buyer and DaVita cannot resolve such dispute within thirty (30) business days after the Buyer notifies Seller in writing of such dispute, then Deloitte & Touche, independent certified public accountants (the “Independent Auditor”), shall review the matter in dispute and, solely as to disputes Relating To accounting issues and acting as an expert and not as an arbitrator, shall promptly decide the proper amounts of such disputed items (which decision shall also include a final recalculation of the difference between the amounts described in Sections 3.1(a)(ii), 3.1(a)(iii) and 3.1(a)(iv) as of the Closing Date, and such amounts as set forth on Schedule 3.1(a)). In the event that all or a portion of the dispute at issue involves a legal issue or an interpretation of this Agreement, such legal or interpretative dispute shall first be subject to adjudication by a court or similar tribunal, with any necessary review by the Independent Auditor under this Section 3.3 occurring following the resolution of such legal dispute. Such decision of the Independent Auditor shall be conclusive and binding as between the Buyer and DaVita, and the costs of such review shall be borne by both DaVita and the Buyer in proportion to the relevant dollar amount each of DaVita’s and the Buyer’s determination has been modified. Within twenty-five (25) Business Days after the Buyer’s receipt of the Seller’s Purchase Price Calculation or, if disputed by the Buyer, within five (5) Business Days after the earlier of (a) the date the Buyer and DaVita finally resolve such dispute and recalculate the difference between the amounts described in Sections 3.1(a)(ii), 3.1(a)(iii) and 3.1(a)(iv) as of the Closing Date and such amounts as set forth on Schedule 3.1(a) accordingly, or (b) the date of receipt of a decision from the Independent Auditor (the “Post-Closing Adjustment Date”), either (A) DaVita shall pay the Buyer in cash or in other immediately available funds the amount by which the total of the amounts described in Sections 3.1(a)(ii), 3.1(a)(iii) and 3.1(a)(iv) as of the Closing Date is less than the corresponding amounts as set forth on Schedule 3.1(a), or (B) the Buyer shall pay DaVita in cash or in other immediately available funds the amount by which the total of the amounts described in Sections 3.1(a)(ii), 3.1(a)(iii) and 3.1(a)(iv) as of the Closing Date is more than the corresponding amounts as set forth on Schedule 3.1(a). The parties agree that they will, and will cause their representatives to, reasonably cooperate (including by making available books, records, workpapers, personnel and representatives) with each other in connection with the preparation and review of statements pursuant to this Section 3.3.

3.4. Allocation of Purchase Price. The parties acknowledge and agree that the Purchase Price shall be allocated to the Assets as may be mutually agreed upon by the parties not later than thirty (30) days following the Closing, which allocation will be attached hereto as

Schedule 3.4. The parties agree to report the transactions contemplated by this Agreement for federal and state income tax purposes in accordance with such allocation. The parties shall execute all forms required to be filed for tax purposes with any taxing authority in a manner consistent with the allocation on Schedule 3.4 hereto. If the parties cannot agree on such allocation, the parties shall use commercially reasonable efforts to resolve any disputes, but if a final resolution is not reached within sixty (60) days following the Closing, notwithstanding any provision to the contrary contained in this Agreement, then the Independent Auditor shall review the parties’ proposed allocations and, acting as an expert and not as an arbitrator, shall promptly decide the proper allocation of the Purchase Price among the Assets. Such decision of the Independent Auditor shall be conclusive and binding as among the parties, and the costs of such review shall be borne by both DaVita and Gambro, on one hand, and the Buyer, on the other hand, in proportion to the relevant dollar amount each of DaVita’s and Gambro’s proposed allocation, on the one hand, or Buyer’s proposed allocation, on the other hand, has been modified.

3.5. Consents and Approvals. At the Closing, the parties shall attach hereto as Schedule 3.5 copies of (a) any permissions or sanctions issued by any Governmental Authority, including, but not limited to, licenses, permits, accreditations, authorizations, registrations, certifications, certificates of occupancy, and certificates of need (“Governmental Approvals”) that the Buyer must have (i) to own, and initially operate, the Centers, including, but not limited to, state-issued licenses and state-issued certificates of need, and (ii) for the consummation of the transactions contemplated hereby, (b) all consents from third parties to the assignment to the Buyer of (i) the Leases and (ii) those Assumed Contracts in which the third party thereto is a Physician or a medical group and (c) the New Real Property Leases, including evidence that the Buyer or an Affiliate thereof, as of the Closing Date, is a party to the New Real Property Leases.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF DAVITA AND GAMBRO

DaVita and Gambro represent and warrant to the Buyer, as of the Effective Date and as of the Closing Date, the following:

4.1. Organization and Qualification. DaVita is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Gambro is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee. Each other Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Seller is qualified to do business in each State where a Center that it owns, leases or operates is located. Each Seller has full corporate power and authority necessary to enable it to own, lease or otherwise hold its properties and assets, to conduct the Business as it is currently conducted and to carry out the transactions contemplated hereby.

4.2. Authority Relative to this Agreement. Each Seller has full corporate power and authority to execute, deliver and perform the Transaction Agreements to which it is a party and to consummate the transactions contemplated thereby. The execution, delivery and performance by each Seller of the Transaction Agreements to which it is a party and the consummation of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action on its part. This Agreement has been duly executed and delivered by each of DaVita and Gambro and constitutes the legally valid and binding obligation of each of DaVita and Gambro, enforceable against each of DaVita and Gambro in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect. Each Transaction Agreement other than this Agreement will have been on the Closing Date duly executed and delivered by each Seller that is a party thereto and will constitute on the Closing Date the legally valid and binding obligation of each such Seller, enforceable against each such Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect.

4.3. Consents and Approvals; No Violation. Except as otherwise disclosed on Schedule 4.3 attached hereto and except for any request under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), from the United States Federal Trade Commission (“FTC”) or the United States Department of Justice or any other Governmental Authority for additional information, documents or other materials Relating To the notification requirements of the HSR Act, and except for such consents and approvals as are not material to any particular Center, the execution, delivery and performance by each Seller of the Transaction Agreements to which it is a party, and the consummation of the transactions contemplated thereby, will not: (a) require any Order of, or registration, declaration or filing with, or notice, application or certification to, or inspection, waiver, Permit or exemption from any Governmental Authority, (b) conflict with or violate any provision of the certificate of incorporation, by-laws, articles of organization or operating agreement (or similar organization documents) of any Seller; (c) conflict with, violate, constitute a default under, or give rise to a right of termination, cancellation or acceleration of any obligation under, any Assumed Contract; (d) conflict with or violate any Law; or (e) result in the creation or imposition of any Lien upon any of the Assets, except in the case of clauses (c) and (e) only, for such conflicts, violations, defaults, terminations, cancellations, accelerations or Liens which have not and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

4.4. Assumed Contracts. True, complete and correct copies of the Assumed Contracts have been delivered to the Buyer by DaVita prior to the Effective Date. Other than as set forth on Schedule 4.4(i) attached hereto, the Assumed Contracts include all of the Material Contracts. Schedule 2.1(b) attached hereto includes all Center Physician Contracts. Except as disclosed on Schedule 4.4(ii) attached hereto, and except as has not had, or would not reasonably be expected to have a, Material Adverse Effect, each of the Assumed Contracts is in full force and effect and no Seller (or to the Knowledge of the Sellers, any other party) is in breach of or default under any such Assumed Contract and no facts or circumstances exist that with the passage of time or the giving of notice or both would constitute an event of default by a Seller (or to the Knowledge of the Sellers, any other party) with respect to any such Assumed Contract. The Contracts set forth on Schedule 2.1(b) and the Leases set forth on Schedule 4.7(a)(i) consist of all Material Contracts, if any, which contain provisions which (a) purport to limit the ability of any Seller party thereto to compete in any line of business or with any Person or in any geographic area or during any period of time, or (b) purport to limit the ability of any Seller party to solicit any customers or clients of the other non-Seller parties thereto.

4.5. Permits. Schedule 4.5 attached hereto sets forth a true, correct and complete listing of all material Permits held by the Sellers and used in connection with the operation of the Business. Each Seller has all material Permits that are necessary to enable the Sellers to own or lease the Assets owned or leased by them and to carry on the Business as presently conducted at the Centers, and to receive payment from Governmental Payors and Third Party Payors for furnishing dialysis treatments and related products and services at the Centers, including, without limitation, Governmental Payor provider or Supplier numbers. All such material Permits are in full force and effect and no Seller is in material breach of or default under any such material Permit and no facts or circumstances exist that with the passage of time or the giving of notice or both, would constitute an event of default by a Seller under any such material Permit. None of the Sellers has received any notice of any Action pending by any Governmental Authority having jurisdiction over such material Permits, either to revoke, withdraw or suspend any such material Permit. To Sellers’ Knowledge, no facts or circumstances exist that with the passage of time or the giving of notice or both, would constitute or could reasonably be expected to result in revocation, withdrawal or suspension of any such material Permit. To the Knowledge of the Sellers, there has been no decision by any Person not to renew any provider or third-party payor agreement with the Sellers that relates to the Business.

4.6. Assets. Schedule 4.6(i) attached hereto lists, as of the Effective Date, each item of Fixed Assets that is used by the Sellers in the Business and is tangible personal property. At the Closing, the Sellers will transfer and the Buyer will accept the Assets, as is, where is and with all faults and with no warranties, including, without limitation, the warranties of merchantability of fitness for a particular purpose, any and all of which warranties (both express and implied) Sellers hereby disclaim. Each applicable Seller exclusively owns, has good and marketable title to, and has the unrestricted power to sell, convey, assign, transfer and deliver to the Buyer, all of the Assets owned by it free and clear of all Liens, except for the Permitted Liens. Other than as set forth on Schedule 4.6(ii) attached hereto, and except for the Excluded Assets and those services to be provided after the Closing pursuant to the Transition Services Agreement, the Assets constitute all the properties and assets, tangible and intangible and of any nature whatsoever, and Contracts and related rights that are necessary to enable the Buyer to carry on the Business following the Closing in the same manner as it was operated immediately prior to the Effective Date. None of the Assets is in the possession, custody, or control of any Person other than a Seller. All items of Inventory included in the Assets will, at the Closing, consist of items of a quality and quantity usable and saleable in the Ordinary Course of Business and conform to generally accepted standards in the dialysis industry. Schedule 4.6(iii) attached hereto sets forth as of June 1, 2005, the number of patients being served by the Centers in the aggregate. On the Closing Date, Sellers shall provide the Buyer with an updated Schedule 4.6(iii) which sets forth the number of patients being served by the Centers in the aggregate as of a date no earlier than fourteen (14) days prior to the Closing Date.

4.7. Leased Real Property.

(a) The Sellers have made available to the Buyer true, complete and accurate copies of all Leases pursuant to which the Sellers currently lease or sublease Leased Real Property. Schedule 4.7(a)(i) attached hereto sets forth a true, correct and complete listing of all such Leases and the addresses of all related Leased Real Property. Schedule 2.1(b) attached hereto includes all of the Leases pursuant to which the Sellers currently lease or sublease Leased

Real Property. Except as disclosed on Schedule 4.7(a)(ii) attached hereto, no Seller owns any real property used in connection with the operation of the Centers. At the Closing, the Sellers, as applicable, and their appropriate Affiliates or other designees will enter into commercially reasonable leases (containing terms and conditions consistent with those set forth on Schedule 4.7(a)(iii)) with the Buyer for the real properties (including, without limitation, any buildings, fixtures and improvements thereon) disclosed on Schedule 4.7(a)(ii) (the “New Real Property Leases”). Except as disclosed on Schedules 4.7(a)(i) and 4.7(a)(ii), the Leased Real Property comprises all of the land, buildings and premises occupied by the Sellers in connection with the operation of the Centers.

(b) The Leases are in full force and effect, and each Seller that is a party to any Lease has all right, title and interest as “tenant” thereunder, free and clear of all Liens, other than Permitted Liens. Except as evidenced by any lease or other Contract which is included in the Assumed Contracts, there are no Persons (other than the Sellers) in possession of the Leased Real Property and there are no subleases, licenses, concessions other agreements, written or oral, granting any Person the right to use or occupy any portion of the Leased Real Property.

(c) All rental payments due under the Leases (in which any Seller is a tenant or subtenant) as of the Closing Date have been paid.

(d) Each Seller that is a party to any Lease has complied in all material respects with all material terms of each Lease to which it is a party. No Seller or any Affiliate thereof has received any notice of default from the lessor or sublessor under the Leases or any other third party, which default has not been cured, and, to the Sellers’ Knowledge, no event has occurred that, upon the passage of time or giving of notice, or both, would result in any event of default by any Seller or any Affiliate thereof under any of the Leases.

(e) There is no pending or, to the Knowledge of Sellers, threatened legal action alleging any zoning violations, or affecting any portion or all of any of the Leased Real Property, including, without limitation, any condemnation action, and, to the Knowledge of the Sellers, there is no basis for any such action.

(f) To the Sellers’ Knowledge, (i) the Sellers have handled, stored and processed Hazardous Materials at the Leased Real Property in material conformity with the requirements of all Environmental Laws; and (ii) the Leased Real Property is in material compliance with all Environmental Laws. To the Sellers’ Knowledge, there have been no Hazardous Materials generated by the Sellers in connection with the Business that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published any Governmental Authority in the United States. To the Knowledge of the Sellers, there are no underground storage tanks located on, and no polychlorinated biphenyls or PCB-contaminated equipment used or stored on, any site owned or operated by the Sellers in connection with the Business. There is no pending or, to the Knowledge of the Sellers, threatened Action Relating To the Business or the Centers and alleging any violation of any Environmental Law or any Liabilities or potential Liabilities for investigatory or cleanup obligations arising under any Environmental Law.

4.8. Taxes and Tax Returns. To the Sellers’ Knowledge, there are no Liens with respect to Taxes (except for liens for taxes, assessments and other governmental charges not yet delinquent) upon any of the Assets. To the Sellers’ Knowledge, no facts exist or have existed that would constitute grounds for the imposition of any Lien with respect to Taxes upon any of the Assets. All Taxes owed by each Seller, if such Seller’s failure to pay any such Taxes could result in a Lien with respect to the Assets through the Effective Date, have been paid to the appropriate Governmental Authority or, if not so paid, have been timely disputed.

4.9. Compliance.

(a) Except as disclosed on Schedule 4.9(a) attached hereto, the Business has been and is conducted by the Sellers and their Affiliates in compliance with all applicable Laws, except where the failure to be in such compliance has not had, or would not reasonably be expected to have a, Material Adverse Effect, and no facts or circumstances exist that, with or without the passing of time or the giving of notice or both, might reasonably serve as the basis for any claim that the Business is not in compliance with any applicable Law, except where the failure to be in such compliance has not had, or would not reasonably be expected to have a, Material Adverse Effect. Except as disclosed on Schedule 4.9(a), no Seller has received (i) any subpoena or civil investigative demand Relating To the operations of the Business or (ii) any communication from a Governmental Authority that alleges that the Business is not in compliance with any Law, or informs any Seller that the Business is under investigation by a Governmental Authority. As of the applicable date upon which each applicable Seller last checked (each, an “OIG Check Date”) to determine whether its Employees were listed on the Office of Inspector General List of Excluded Individuals/Entities (the “OIG List”), no such Employees were listed on the OIG List. To the Sellers’ Knowledge, since each applicable OIG Check Date, no Employee is listed on the OIG List.

(b) Except as set forth on Schedule 4.9(b), the Sellers have made available to the Buyer true, correct and complete copies of all material reports received from Governmental Authorities Relating To any inspection, investigation, survey, audit, monitoring or other form of review by any Governmental Authority, based upon any alleged improper activity or qualifications on the part of any Center during the last three (3) years.

4.10. Litigation. Except as disclosed on Schedule 4.10 attached hereto, (a) as of the Effective Date, there are no Actions pending or, to Sellers’ Knowledge, threatened against or affecting the Sellers or their Affiliates that Relate To the Centers, the Assets or the Business, (b) there are no Actions pending or, to the Sellers’ Knowledge, threatened against or affecting the Sellers or their Affiliates that Relate To the Centers, the Assets or the Business (whether pending or threatened as of the Effective Date or first pending or threatened after the Effective Date), the resolution of which has not had, or would not reasonably be expected to have a, Material Adverse Effect and there have been no such Actions pending, or to the Knowledge of the Sellers, threatened during the three (3) year period preceding the Effective Date, (c) there are no Actions pending or, to the Sellers’ Knowledge, threatened that seek to restrict or enjoin, or that could reasonably be expected to materially delay, the consummation of the transactions contemplated hereunder. Except as disclosed on Schedule 4.10 attached hereto, (i) as of the Effective Date, there is no Order outstanding against or applicable to any Seller or any Affiliate of any Seller affecting any of the Centers, the Assets or the Business and (ii) there is no Order (whether outstanding or affecting any of Centers, the Assets or the Business as of the Effective Date or first outstanding or affecting any of Centers, the Assets or the Business after the Effective Date) outstanding against or applicable to any Seller or any Affiliate of any Seller, the operation of, compliance with or effect of which has not had, or would not reasonably be expected to have a, Material Adverse Effect.

4.11. Labor and Employment Matters.

(a) Sellers have delivered to the Buyer complete and accurate copies of each employment, consulting, medical director or similar agreement to which any Seller is a party that Relates To the Business (the “Employment and Consulting Agreements”). Except as disclosed on Schedule 4.11(a), no Seller, in connection with the Business, is a party to or bound by any written Contract or Order (i) for the employment of any individual, or the provision of services by any individual, who is not terminable by the applicable Seller without penalty upon thirty (30) days notice or less; (ii) with any labor union; or (iii) Relating To the payment of any bonus, severance or termination payment to any employee or former employee.

(b) No Seller is a party to any collective bargaining agreement Related To the Business, and no Seller has recognized or received a demand for recognition of any collective bargaining representative with respect thereto; and during the past three (3) years there have been no labor strikes, organizing efforts, work stoppages or material disputes with Employees in connection with the Business and, to the Knowledge of the Sellers, no such actions are threatened against any Seller or Affiliate thereof with respect to the operation of the Business.

(c) Schedule 4.11(c) attached hereto sets forth a list of each of the Employees as of the Effective Date on a per Center basis, including with respect to each such Employee: his or her name, position, hire date and current annual salary and bonus entitlement or hourly wage, as the case may be. With respect to any Employee who is on disability or any other leave of absence as of the Effective Date, Schedule 4.11(c) attached hereto describes the nature of such leave of absence. Not less than three days prior to the Closing, Sellers shall deliver an updated version of Schedule 4.11(c) to the Buyer (which shall be prepared as of a date no earlier fifteen days prior to the Closing).

(d) Except as disclosed on Schedule 4.11(d), no Employee (whether or not such Employee becomes a Transferring Employee) will become entitled to any bonus, retirement, severance, job security or similar benefit, other payment or enhanced such benefit or payment as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, other than any such bonus, payment or benefit which is borne by Sellers and which would not be among the Assumed Liabilities.

(e) As of the Effective Date, (i) to the Knowledge of the Sellers, no medical director of any Center has indicated an intent to terminate his or her relationship with such Center in connection with the consummation of the transactions contemplated hereby or otherwise, and (ii) none of the Sellers has received any written notification to such effect. Except as disclosed on Schedule 4.11(e) attached hereto, each of the medical director agreements governing the Sellers’ relationships with the medical directors of the Centers is in full force and effect and no Seller (or to the Knowledge of the Sellers, any medical director) is in material breach of or default under any such medical director agreement and, to the Knowledge of the Sellers, no facts or circumstances exist that with the passage of time or the giving of notice or both would constitute an event of default by a Seller (or to the Knowledge of the Sellers, any medical director) with respect to any such medical director agreement.

4.12. Insurance. Since beginning the operation of the Centers operated by it, each Seller has been, and presently is, insured (with certain customary self-insured retentions) against the normal risks of the Business on a claims made or occurrence basis, as applicable, including, without limitation, malpractice, professional and general liability insurance. With respect to any such insurance which is on a claims made basis, such insurance has an extended reporting period (i.e. tail coverage); provided that, DaVita will, on or prior to the Closing Date, at DaVita’s cost, purchase tail coverage for acts, errors and omissions occurring during the applicable Joint Venture’s ownership of the applicable Center on or prior to the Closing Date. Sellers have provided the Buyer with information regarding any claims against Sellers’ insurance policies Relating To the Business during the last twelve (12) months.

4.13. Commissions. Except for J.P. Morgan Securities Inc., no broker, finder or other Person is entitled to any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated hereby by reason of any action taken by any Seller or any Affiliate thereof.

4.14. Medicare Certification. The Centers are certified under the conditions of coverage and participation in the federal Medicare program as an end stage renal disease facility. For all dates on or after January 1, 2004 and prior to the Effective Date, Sellers have provided (and, for the period after the Effective Date and prior to the Closing Date, the Sellers will, prior to the Closing Date, provide) the copies of all surveys, reports or deficiency notices concerning the Centers by the Medicare program, any state survey agency, and the applicable state Medicaid programs prior to the Closing Date. Except as set forth in Schedule 4.14 attached hereto, and except as has not had, or would not reasonably be expected to have a, Material Adverse Effect, the Medicare certification of each of the Centers is in full force and effect, the applicable Seller is under no suspension or plan of correction, no violation of the Medicare conditions of participation exists and no event or circumstances exists that with the giving of notice or passage of time would constitute a violation.

4.15. Absence of Adverse Changes. Except as set forth on Schedule 4.15 attached hereto, since March 31, 2005, (i) there has not occurred any Material Adverse Effect and (ii) the Business has been conducted in the Ordinary Course of Business.

4.16. Financial Statements. Schedule 4.16(a)-1 attached hereto contains the Preliminary Financial Statements. The Preliminary Financial Statements (a) were prepared in accordance with the books of account and other financial records of the applicable Sellers, (b) present fairly in all material respects the financial condition and results of operations of the Business as of the respective dates thereof and for the respective periods covered thereby and (c) were not prepared in accordance with generally accepted accounting principles. On or before July 31, 2005, Sellers shall deliver to the Buyer the Financial Statements, which shall be attached hereto as Schedule 4.16(a)-2. Any financial statements which are required to be delivered to the Buyer pursuant to Sections 6.17(a), 6.17(b) or Section 6.17(c) shall be attached hereto as

Schedule 4.16(a)-3 (collectively, the “Supplemental Financial Statements”). When delivered to the Buyer, the Financial Statements and any Supplemental Financial Statements (x) will be prepared in accordance with the books of account and other financial records of the applicable Sellers, (y) will present fairly in all material respects the financial condition and results of operations of the Business as of the respective dates thereof and for the respective periods covered thereby and (z) will not be prepared in accordance with generally accepted accounting principles. Schedule 4.16(b) sets forth the extent to which the Preliminary Financial Statements, the Financial Statements and any Supplemental Financial Statements are not, and will not be, prepared in accordance with generally accepted accounting principles consistently applied. Notwithstanding any provision to the contrary contained in this Agreement, in no event shall DaVita or Gambro be making any representations or warranties under this Section 4.16 with respect to the Preliminary Financial Statements, the Financial Statements or the Supplemental Financial Statements for any time periods other than time periods in 2004 and 2005 (it being understood that the broader definitions of the Preliminary Financial Statements, the Financial Statements and the Supplemental Financial Statements are set forth herein so that the Buyer receives the financial information which it requires for due diligence and other purposes, including in connection with the Buyer’s debt financing). The Financial Statements and the Supplemental Financial Statements, if any, shall be prepared on a basis that is consistent with the preparation of the Preliminary Financial Statements and the May 31, 2005 financial statements provided to the Buyer during its due diligence investigation of the Business.

4.17. No Material Liabilities. Except as disclosed on Schedule 4.17 attached hereto and except for the matters, or categories of liabilities, described on Schedule 4.16(b) (all of which were incurred in the Ordinary Course of Business), there are no material Liabilities of the Sellers Relating To the Business, other than (a) Liabilities reflected in the Preliminary Financial Statements, (b) Liabilities incurred in connection with the transactions contemplated by this Agreement, and (c) Liabilities that were incurred in the Ordinary Course of Business since the date of the most recent balance sheet included in the Preliminary Financial Statements.

4.18. Joint Ventures. Irvine Dialysis Center, LLC and Garey Dialysis Center Partnership (the “Joint Ventures”) are the only indirect subsidiaries of DaVita that own any of the Centers or Assets in which the Buyer will acquire the Seller’s equity interest. Other than the legal entities listed on Schedule 4.18(i) attached hereto, no Person, other than a Seller which is a wholly-owned direct or indirect subsidiary of DaVita or Gambro has any right, title or interest in any profits, earnings, gains, losses or equity with respect to the Business, any Center or any Asset. Schedule 4.18(ii) attached hereto sets forth the authorized, issued and outstanding equity interests in the Joint Ventures, the equity owners of such equity interests, and a copy of each Joint Venture’s operating agreement or partnership agreement, as the case may be (collectively, the “Joint Venture Agreements”). Prior to the Effective Date, DaVita has made available to the Buyer a complete and accurate copy of the Joint Venture Agreements. Except as set forth on Schedule 4.18(i), to the Knowledge of the Sellers, there is no material breach of or default under the Joint Venture Agreements, and to the Knowledge of the Sellers, no facts or circumstances exist that with the passage of time or the giving of notice or both would constitute an event of default by a Seller (or to the Knowledge of the Sellers, any other party) with respect to the Joint Venture Agreements. To the Sellers’ Knowledge, the structure and operation of the Joint Ventures are in material compliance with all applicable Laws. All investment interests in the Joint Ventures were offered to the investors on equivalent investment terms, regardless of the ability of any investor to make or influence referrals to or otherwise generate business for the Joint Ventures. Each Person holding an investment interest of any kind in the Joint Ventures acquired such interest through a bona fide capital investment consistent with the fair market value of the interest acquired. No Seller or Affiliate of any Seller contributed to, loaned funds for, guaranteed, or otherwise financed any other Person’s investment in the Joint Ventures. All dividends, distributions, or equity returns of any kind paid or payable to an investor by or on behalf of the Joint Ventures have been and are directly proportional to the amount of the capital investment of such investor.

4.19. Material Customer Relationships. Schedule 4.19(a) attached hereto lists the five (5) largest Third Party Payor customers of the Business (“Material Customers”) based on net revenues for each of 2004 and the three (3) months ended March 31, 2005, and the net revenues associated with each such Material Customer during such period. Except as set forth on Schedule 4.19(b), to the Knowledge of the Sellers, no Material Customer intends to terminate or otherwise substantially modify in a manner that is adverse to the Business its business relationship with any Center in connection with the consummation of the transactions contemplated hereby or otherwise, and none of the Sellers has received any written notification to such effect.

4.20. Certain Interests. Except as disclosed on Schedule 4.20 attached hereto, no director, executive officer or other Affiliate of any Seller or, to the Knowledge of the Sellers, no medical director of any Center or Family Member or Affiliate of any such director, executive officer or medical director is a party to any Lease or any other Assumed Contract that is a Material Contract.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Sellers, as of the Effective Date and as of the Closing Date, the following:

5.1. Organization and Qualification. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and, the Buyer will be, as of the Closing Date, qualified to do business in each State where a Center is located. The Buyer has full corporate power and authority to enable it to own, lease or otherwise hold its properties and assets and to carry out the transactions contemplated hereby.

5.2. Authority Relative to this Agreement. The Buyer has full corporate power and authority to execute and deliver the Transaction Agreements to which it is a party and to perform its obligations under such Transaction Agreements and to consummate the transactions contemplated thereby. The execution, delivery and performance by the Buyer of the Transaction Agreements to which it is a party and the consummation of the transactions contemplated thereby have been duly and validly authorized by all necessary corporate action on its part. This Agreement has been duly executed and delivered by the Buyer and constitutes the legally valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect. Each Transaction Agreement other than this Agreement will have been on the Closing Date duly executed and delivered by the Buyer and will constitute the legally valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other laws affecting creditors’ rights generally from time to time in effect.

5.3. Consents and Approvals; No Violation. Except as otherwise disclosed on Schedule 5.3 attached hereto and except for any request under the HSR Act from the FTC or the United States Department of Justice or any other Governmental Authority for additional information, documents or other materials Relating To the notification requirements of the HSR Act, and except for such consents and approvals as are not material, the execution, delivery and performance of the Transaction Agreements by the Buyer and the Buyer’s compliance with the terms thereof will not: (a) require any Order of, or registration, declaration or filing with, or notice, application or certification to, or inspection, waiver, permit or exemption from any Governmental Authority, (b) conflict with or violate any provision of the certificate of incorporation or by-laws of the Buyer, or (c) conflict with or violate any Law.

5.4. Litigation. There are no Actions pending or, to the knowledge of the Buyer, threatened by or against or affecting the Buyer seeking to enjoin the consummation of the transactions contemplated hereby.

5.5. Commissions. Except for Raymond James & Associates, no broker, finder or other Person is entitled to any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated hereby by reason of any action taken by the Buyer or any Affiliate thereof.

5.6. Financial Capability. The Buyer has received a draft commitment letter, to be dated on or about the Effective Date (the “Senior Bank Commitment Letter”) from CitiGroup Global Markets Inc., Lehman Brothers Inc., Lehman Commercial Paper Inc. and Sun Trust Bank, Inc. (the “Lenders”), pursuant to which the Lenders will severally commit, subject to the terms and conditions set forth therein, to provide to the Buyer One Hundred Fifty Million Dollars ($150,000,000) in senior secured debt financing in connection with the Closing. A fully executed copy of the binding Senior Bank Commitment Letter will be delivered to DaVita promptly upon its execution and delivery by the Lenders. In addition, the Buyer has received (a) a binding commitment letter, dated on or prior to the Execution Date (the “WCAS X Commitment Letter”) from Welsh, Carson, Anderson & Stowe X, L.P. (“WCAS X”) pursuant to which WCAS X has committed, subject to the terms and conditions set forth therein, to provide to the Buyer up to an aggregate of One Hundred Ninety Million Dollars ($190,000,000) in cash in exchange for securities of the Buyer (or a parent company thereof) and (b) a binding commitment letter, dated on or prior to the Execution Date (the “WCAS CP IV Commitment Letter”) from WCAS Capital Partners IV, L.P. (“WCAS CP IV”) pursuant to which WCAS CP IV has committed, subject to the terms and conditions set forth therein, to provide to the Buyer One Hundred Thirty Million Five Hundred Thousand Dollars ($130,500,000) in cash in exchange for securities of the Buyer and/or of a parent company thereof. The Senior Bank Commitment Letter, the WCAS X Commitment Letter and the WCAS CP IV Commitment Letter are referred to herein collectively as the “Commitment Letters”. The Buyer has provided the Sellers with true, correct and complete copies of the WCAS X Commitment Letter and the WCAS CP IV Commitment Letter as in effect on the Effective Date. The WCAS X Commitment Letter and the WCAS CP IV Commitment Letter are in full force and effect. The financing contemplated by the WCAS X Commitment Letter and the WCAS CP IV Commitment Letter is sufficient to provide the Buyer with sufficient funds to consummate the transactions described in this Agreement (without regard to whether the financing contemplated by the Senior Bank Commitment Letter is consummated).

ARTICLE VI

COVENANTS

6.1. Conduct of the Business Prior to Closing.

(a) DaVita and Gambro covenant and agree that, except as described on Schedule 6.1 attached hereto, between the Effective Date and the earlier of the Closing and the termination of this Agreement, DaVita and Gambro shall, and shall cause their respective Affiliates to, (i) conduct the Business in the Ordinary Course of Business in material compliance with all applicable Laws and to maintain insurance for the Business and the Assets on a basis consistent with past practice, (ii) use commercially reasonable efforts to preserve intact in all material respects the present operations, organization and goodwill of the Business, (iii) use commercially reasonable efforts to maintain the Assets in a general state of repair as is reasonably necessary for the conduct of the Business in the Ordinary Course of Business, ordinary wear and tear excepted, (iv) use commercially reasonable efforts to keep in full force and effect the Assumed Contracts, (v) use commercially reasonable efforts to keep available to the Business the services of the present Employees, leased employees and independent contractors and to preserve the relationships with key customers, Suppliers and others having material business relationships with the Sellers and their Affiliates Relating To the Business, including, without limitation, all medical directors and medical and administrative staff of the Centers and (vi) maintain the books and records of the Sellers Relating To the Business in accordance with past custom and practice.

(b) Without limiting the generality of the foregoing, except as described in this Section 6.1 or Schedule 6.1 attached hereto, between the Effective Date and the earlier of the Closing and the termination of this Agreement, without the prior written consent of the Buyer, DaVita and Gambro shall not, and shall cause their respective Affiliates not to:

(i) make any change in any method of accounting or accounting practice or policy used by the Sellers and their Affiliates with respect to the Business, other than changes required by generally accepted accounting principles or applicable Law or changes made on a company-wide basis;

(ii) subject any Assets to any Lien, except for Permitted Liens;

(iii) close any Center or materially alter any business operations of any Center;

(iv) sell, assign, license, transfer, convey, lease or otherwise dispose of any interest in Assets (whether to a third party or any Affiliate), except for worn-out or obsolete equipment in the Ordinary Course of Business;

(v) (A) grant any Employee any increase in compensation, severance, termination pay or other employee or welfare benefits, except in the Ordinary Course of Business in accordance with the applicable Seller’s customary personnel policies, (B) enter into any new, or amend (including, without limitation, by accelerating rights or benefits under) any existing employment, consulting, indemnification, change of control, severance or termination agreement with any Employee, (C) establish, adopt or become obligated under any Plan or collective bargaining agreement or amend (including, without limitation, by accelerating rights or benefits under) any existing Plan or other arrangement, other than any Plan amendments which are applicable on a company-wide basis (provided that Sellers provide the Buyer with written notice describing any such company-wide Plan amendments within seven (7) days after the effective date thereof and in any event, prior to the Closing Date), or (D) hire or terminate any Employee other than in the Ordinary Course of Business;

(vi) enter into or amend any Contract with any medical director of any Center, other than extensions of the term of such Contracts;

(vii) transfer any Employee to a job function separate and apart from the Business;

(viii) cancel or compromise any debt or claim or waive or release any other material right under any Assumed Contract or that otherwise would constitute an Asset;

(ix) enter into any Material Contracts or modify, amend, cancel or terminate any Material Contract, other than extensions of the term of such Material Contracts;

(x) delay payment of any accrued expenses, trade payable or other Liability of any Seller or any Affiliate thereof Relating To the Business beyond its due date when such Liability would have been paid in the Ordinary Course of Business, other than any of the foregoing being contested in good faith;

(xi) change the current practice of the Business with respect to billing of or terms with, or pricing and payment terms offered to, Material Customers;

(xii) settle or compromise any pending or threatened Action in such a manner which would provide for (i) admission of liability Relating To the Business (which liability is other than an Excluded Liability), or (ii) any non-monetary relief that restricts (A) the operations of the Business after the Closing Date or (B) the ability of the Buyer to operate the Business following the Closing in the same manner as operated immediately prior to the Effective Date; or

(xiii) agree, whether orally or in writing, to do anything prohibited by this Section 6.1.

For purposes of this Section 6.1(b), Sellers shall be deemed to have obtained the Buyer’s prior written consent to undertake the actions otherwise prohibited by this Section 6.1(b) if the applicable Seller gives the Buyer written notice of a proposed action and the applicable Seller does not receive from the Buyer a written notice of objection to such action within five (5) business days after the Buyer receives Seller’s written notice. Notwithstanding any provision to the contrary contained in this Agreement, no provision of this Section 6.1 shall be construed to prohibit any Seller from engaging in any act which the applicable Seller reasonably believes is necessary to, on an emergency basis, preserve and protect any Center’s ability to maintain patient care. The applicable Seller shall give the Buyer prompt written notice subsequent to taking any act described in the immediately preceding sentence.

6.2. Access and Information. DaVita and Gambro covenant and agree, on behalf of themselves and each other Seller that, prior to the Closing Date, the Buyer and its Affiliates, officers, employees, consultants, contractors, vendors, agents, accountants, attorneys, financing sources and other representatives (“Representatives”) and the Representatives thereof, shall be entitled to make such investigation of the properties, businesses and operations of the Business (including any Center) and such examination of the books and records of the Sellers Relating To the Business, the Assets and the Assumed Liabilities as the Buyer reasonably requests and to make extracts and copies of such books and records. Any such investigation and examination shall be conducted during regular business hours upon reasonable advance notice, under reasonable circumstances, shall be subject to restrictions under applicable Law and shall be exercised in such a manner as not to interfere unreasonably with the operations of the Centers. Sellers shall use commercially reasonable efforts to cause the Representatives of the Sellers and their Affiliates to cooperate with the Buyer and such Representatives in connection with such investigation and examination. Notwithstanding the foregoing, all access and inspection activities contemplated by this Section 6.2 shall be subject to the prior reasonable approval of the Sellers (which approval may only be granted by Tom Usilton or his designee and which may not be unreasonably withheld, conditioned or delayed). Notwithstanding anything herein to the contrary, no such investigation or examination as described above shall be permitted to the extent that it would require the Sellers to disclose information subject to the attorney-client privilege or conflict with any confidentiality obligations to which each Seller is bound. From and after the Effective Date and prior to the closing of the transactions contemplated by the Gambro Purchase Agreement, DaVita shall keep the Buyer informed on a current basis of all material developments Relating To the transactions contemplated by the Gambro Purchase Agreement that could reasonably be expected to delay or have any other adverse effect upon the transactions contemplated by this Agreement.

6.3. Covenant Not to Compete; Remedies.

(a) DaVita and Gambro covenant and agree, on behalf of themselves and their respective Affiliates that, on and after the Closing, the Buyer shall be entitled to the goodwill and going concern value of the Business and to protect and preserve the same. For this and other reasons, and as an inducement to Buyer to enter into this Agreement, for a period of two (2) years following the Closing Date (the “Restricted Period”), DaVita and Gambro shall not, and shall cause their respective Affiliates not to, directly or indirectly, develop, own any interest in or manage any chronic renal dialysis facility, peritoneal program or de novo home dialysis program within the specific radius from each Center’s current location, as described on Schedule 6.3(a) attached hereto (collectively, the “Restricted Area”); provided, however, that any Seller or any Affiliate of any Seller may (i) continue to own, operate and/or manage any existing chronic renal dialysis facility located within the Restricted Area, (ii) acquire any existing chronic renal dialysis facility within the Restricted Area from a third party, whether purchased through acquisition, merger or otherwise, so long as all such acquired facilities located within the Restricted Area are acquired in a transaction in which the number of such facilities located within the Restricted Area is less than twenty percent (20%) of the total number of chronic renal dialysis facilities which are the subject of such transaction, and (iii) render chronic dialysis treatment at any chronic renal dialysis facility located outside of the Restricted Area to any dialysis patient who may reside within the Restricted Area. Nothing herein shall be interpreted to restrict the ownership, operation or provision by Sellers or any of their Affiliates of dialysis, renal care and related services other than dialysis in a chronic renal dialysis facility within the Restricted Area, including without limitation acute dialysis services, dialysis related laboratory and pharmacy services, access related services, administration of dialysis-related pharmaceuticals, and any other service or treatment for persons diagnosed as having end stage renal disease.

(b) During the period commencing on the Closing Date and ending on the second anniversary of the Closing Date, no Seller or any Affiliate of any Seller shall, directly or indirectly, solicit (i) any employee of the Buyer or any of its Affiliates which operate the Business, including, without limitation, any of the following individuals who become an employee of the Buyer or any of its Affiliates which operate the Business: (A) any Employee, (B) any Former Employee or (C) any individual (including, but not limited to, a clinic director, manager, nurse, technician, clerk or social worker) who is not a Regional Manager, who is employed by Seller, by any Affiliate of Seller, by the Buyer or by another manager or owner of any Center, and who has worked part-time or full-time on the premises of any Center at any time since June 1, 2005, regardless of whether the individual has also worked on the premises of any other Clinic, or (ii) any individual who was an Employee at any time during the period from the Effective Date to immediately prior to the Closing (collectively, the “Covered Employees”) to become an employee of any Seller or any Affiliate of any Seller; provided, however, subject to the terms of the first sentence of Section 6.3(c), that at any time the Sellers and any Affiliate of any Seller may make a general solicitation not directed specifically at Covered Employees (such as, without limitation, newspaper advertisements or participation in job fairs) to recruit employees and shall have the right to hire Covered Employees who respond to such permitted solicitation efforts or seek such employment unsolicited by the Sellers or any Affiliate of Sellers.

(c) During the period commencing on the Closing Date and ending on the date which is six (6) months after the Closing Date, no Seller or any Affiliate of any Seller shall hire any Covered Employees; provided, however, that at any time the Sellers and any Affiliate of any Seller may hire any individual whose employment with the Buyer or any of its Affiliates has been terminated by the Buyer or any of its Affiliates. During the period commencing on the Closing Date and ending on the date which is six (6) months after the Closing Date, neither the Buyer nor any Affiliate of Buyer shall hire any individuals employed by Sellers or any Affiliate of Sellers: (i) providing information technology-related services in Brentwood, Tennessee or in Denver, Colorado or (ii) working in the Licensure & Certification group located in Brentwood, Tennessee; provided, however, that at any time the Buyer and any Affiliate of Buyer may hire any such individual whose employment with the Sellers or any Affiliate of Sellers has been terminated by the Sellers or any Affiliate of Sellers.

(d) The Sellers acknowledge that the restrictions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c) above are necessary for the protection of the Buyer and that any breach thereof may cause the Buyer irreparable damage, that the Buyer’s remedies at law in the event of such breach would be inadequate, and that, accordingly, the Buyer shall be entitled to the issuance by a court of competent jurisdiction of an injunction in favor of the Buyer enjoining the breach or threatened breach of such restrictions in the event of such breach. The foregoing provision shall not constitute a waiver of any other remedies the Buyer may have in law or in equity.

(e) If any provision or part set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c) above is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties hereto agree to modify such provision, or that the court making such determination shall have the power to modify such provision, to reduce the duration or area of such provision or both, or to delete specific words or phrases herefrom (“blue-penciling”), and, in its modified, reduced or blue-penciled from, such provision shall then be enforceable and shall be enforced. In particular, the parties intend that the covenants contained in Section 6.3(a), Section 6.3(b) and Section 6.3(c) above shall be construed as a series of separate covenants, one for each county and city or other location specified. Except for the specific geographic area Relating To each separate covenant, each such separate covenant shall be deemed identical in terms.

(f) The Sellers specifically acknowledge (i) that the Buyer would not enter into this Agreement or consummate the transactions contemplated hereby without each of the covenants and agreements of the Sellers set forth herein, including those set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c) above; (ii) that the Sellers and each of their Affiliates will benefit directly and substantially from the Buyer’s entering into this Agreement and consummating the transactions contemplated hereby; and (iii) that the Buyer’s entering into this Agreement and consummating the transactions contemplated hereby constitutes good and adequate consideration for the covenants and agreements of the Sellers set forth herein, including those set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(c) above.

(g) The Buyer acknowledges that the restrictions set forth in Section 6.3(c) above are necessary for the protection of the Sellers and that any breach thereof may cause the Sellers irreparable damage, that the Sellers’ remedies at law in the event of such breach would be inadequate, and that, accordingly, the Sellers shall be entitled to the issuance by a court of competent jurisdiction of an injunction in favor of the applicable Seller or any Affiliate thereof enjoining the breach or threatened breach of such restrictions in the event of such breach. The foregoing provision shall not constitute a waiver of any other remedies Sellers or any Affiliate thereof may have in law or in equity.

(h) The Buyer specifically acknowledges (i) that the Sellers would not enter into this Agreement or consummate the transactions contemplated hereby without each of the covenants and agreements of the Buyer set forth herein, including those set forth in Section 6.3(c) above; (ii) that the Buyer will benefit directly and substantially from the Sellers’ entering into this Agreement and consummating the transactions contemplated hereby; and (iii) that the Sellers’ entering into this Agreement and consummating the transactions contemplated hereby constitutes good and adequate consideration for the covenants and agreements of the Buyer set forth herein, including those set forth in Section 6.3(c) above.

6.4. Reports.

(a) Following the Closing Date, DaVita shall, and shall cause the Sellers to, cooperate with the Buyer in preparing and filing all required cost, government or other reports required under Medicare/Medicaid and state survey programs due for the period after the Closing Date, and the Buyer shall make all such filings required for the period after the Closing Date, at the Buyer’s sole cost and expense. Each Seller shall file its closing CMS Form 265, other cost report documents or any other documents for the period on or prior to the Closing Date within the time required by CMS at such Seller’s sole expense. Sellers shall provide to the Buyer copies of all such documents when filed.

(b) Prior to the Closing, DaVita and Gambro shall deliver to the Buyer a copy of the statement, if any, that DaVita received in connection with its acquisition of Gambro conforming with the requirements of Treasury Regulation Section 1.1445-2(c)(3) and certifying that the shares of Gambro do not constitute “United States real property interests” under Section 897(c) of the Code.

6.5. Authorizations; Cooperation; HSR Act Filings.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each party hereto shall use reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other party or parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby including, without limitation, an orderly transition of the Business from the Sellers to the Buyer. Without limiting the generality of the foregoing, each party hereto shall use its commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent in Article VII to be satisfied, (ii) defending any Action challenging this Agreement or the consummation of the transactions contemplated hereby, and (iii) to the extent permitted by Law, transferring all Medicare, Medicaid and TRICARE Supplier numbers, and Third Party Payor agreements and all Permits which are among the Assets. From and after the Closing Date, the Sellers shall timely pay and perform all Excluded Liabilities, except that the Sellers shall be permitted to contest any of the Excluded Liabilities in good faith. Promptly following the Closing, the parties will cooperate with each other to ensure the prompt removal of all signage of the Sellers from the Centers in a manner that minimizes disruption to the Business and any property damage. The costs of such signage removal and related repairs shall be borne two-thirds (2/3) by the Buyer, on the one hand, and one-third (1/3) by DaVita and Gambro, on the other hand. With respect to any Center which is located in a building which is utilized solely for the operation of the applicable Center, the Buyer will use its commercially reasonable efforts to place the removed signage immediately adjacent to the Center’s building. Sellers shall be entitled to take possession of all removed signage at no additional cost to Sellers; provided, however, if Sellers do not take possession of removed signage within five (5) calendar days after such signage has been removed, the Buyer shall thereafter be permitted to dispose of such removed signage. The Buyer shall not be responsible for the condition of any such removed signage.

(b) DaVita and Gambro, on the one hand, and the Buyer, on the other hand, shall reasonably cooperate with each other to obtain the approval of the transactions contemplated by this Agreement from the FTC by (i) promptly seeking to obtain all consents, orders, and approvals, including with respect to the Permits which are among the Assets, (ii) supplying as promptly as reasonably practicable to the FTC any information, financial statements or any other documents that the FTC may request, and (iii) promptly notifying each other of any communication received from the FTC or any other Governmental Authority Relating To matters that are the subject of the transactions contemplated by this Agreement. In addition, the parties shall act in good faith and reasonably cooperate with each other in connection with any filing and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Authority under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”) with respect to any such filing or any such transaction.

(c) Subject to Section 6.5(d) below, DaVita and Gambro, on the one hand, and the Buyer, on the other hand, shall use reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement, under the Antitrust Laws. In connection therewith and subject to Section 6.5(d), if any Action is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as inconsistent with or violative of any Antitrust Law, each party shall cooperate and use reasonable best efforts to contest and resist such action, and to have vacated, lifted, reversed or overturned any order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, delays or restricts consummation of the transactions contemplated by this Agreement, including by pursuing all available avenues of administrative and judicial appeal and all available legislative action, unless the parties agree that litigation is not in their best interests. Subject to Section 6.5(d), the parties shall use reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to the transactions contemplated by this Agreement as promptly as possible after the execution of this Agreement.

(d) The Buyer shall not, without the Sellers’ prior written consent, agree to hold separate (including by trust or otherwise) or to divest any of its businesses, subsidiaries or assets, or to take or agree to take any action with respect to, or agree to any prohibition or limitation on, or other requirement which would prohibit or materially limit the ownership or operation of, all or any portion of any of its businesses, subsidiaries or assets, or which would limit or prevent the consummation of the transactions contemplated hereby.

(e) DaVita and Gambro covenant and agree, on behalf of themselves and their respective Affiliates, that the Sellers shall use their reasonable commercial efforts to (i) obtain all approvals from third parties to the Assumed Contracts that are necessary or desirable (or which are otherwise requested by the Buyer) for the consummation of the transactions contemplated by this Agreement or for the operation of the Business after the Closing Date and (ii) if such approval from any third party to any Assumed Contract is not obtained as of the Closing Date and the Buyer wants to enter into a new, direct contract with such third party, assist and cooperate with the Buyer in obtaining such new, direct contract. The Sellers’ obligations contained in this Section 6.5(e) shall not require any Seller to make any payments to any Person.

(f) From the Effective Date and until the twelve (12) month anniversary of the Closing Date, DaVita and Gambro covenant and agree, on behalf of themselves and their respective Affiliates, that the Sellers will assist and cooperate with (which assistance and cooperation of the Sellers shall be at no cost to the Buyer) the Buyer’s efforts to obtain, deliver, transfer, or file (as the case may be), at the earliest practicable date (or, if applicable, at the earliest practicable date following the expiration of any required waiting period), all consents, approvals, waivers, permits and notices with respect to any Person or Governmental Authority (including without limitation any public health, health planning and licensure authorities) that may be necessary for or required in connection with (i) the consummation of the transactions contemplated hereby, and (ii) the operation of the Business after the Closing Date, including, without limitation, those approvals from third parties to the Assumed Contracts that are necessary or desirable (or which are otherwise requested by the Buyer) for the consummation of the transactions contemplated by this Agreement or for the operation of the Business after the Closing Date; provided, however, that such cooperation shall not include making any payments to any Person. Nothing in this Agreement shall be construed as an attempt or an agreement to assign (x) any Assumed Contract or other Asset that is not transferable or otherwise assignable without the consent of another Person or Persons unless such consent shall have been given or (y) any particular ancillary rights with respect to an Assumed Contract or other Asset as to which all the remedies for the enforcement of such ancillary rights enjoyed by the Sellers would not pass to the Buyer as an incident of the assignments provided for by this Agreement (provided, however, that no portion of this Section 6.5(f)(y) shall be interpreted to prevent the conveyance and/or assignment of the underlying Assumed Contract or Asset to the Buyer at the Closing). Until such consent is obtained (or until such time as the Buyer enters into a new, direct contract with the applicable third party), the applicable Seller shall use its commercially reasonable efforts to provide the Buyer the benefits of any such Asset or Assumed Contract (including, without limitation, Sellers’ forwarding to the Buyer any moneys received with respect thereto for periods after the Closing Date), cooperate in any reasonable and lawful arrangement designed to provide such benefits to the Buyer, and allow the Buyer to directly enforce such Assumed Contract against the applicable third parties thereto. The Buyer shall use commercially reasonable efforts to perform, on behalf of the applicable Seller, the obligations of the applicable Seller thereunder or in connection therewith arising after the Closing Date, but only to the extent that such action would not result in a material default thereunder or in connection therewith.

(g) Sellers (i) at the Closing Date, shall provide the Buyer with contact information for all Governmental Payor, Third Party Payor and Supplier contracts for each Center and (ii) after the Effective Date, will not object to sharing with the Buyer of Governmental Payor, Third Party Payor and Supplier contract terms Relating To any Center (A) if the applicable Governmental Payor, Third Party Payor or Supplier consents in writing to such disclosure which is requested by the Buyer and (B) if the Buyer enters into a confidentiality agreement with DaVita and Gambro not to disclose such contract terms to any third party.

(h) After the Effective Date, if Sellers and the Buyer determine that any Center Physician Contract or any Lease of Leased Real Property was not included on Schedule 2.1(b) or Schedule 4.7(a)(i) (a “Later Discovered Center Physician Contract or Lease”), the Buyer shall have the right, by providing written notice to DaVita and Gambro, to include such Later Discovered Center Physician Contract or Lease among the Assumed Contracts, in which event the provisions of this Agreement which are applicable to the Assumed Contracts shall thereafter be applicable to such Later Discovered Center Physician Contract or Lease, including, without limitation, Sections 6.5(e) and 6.5(f).

(i) After the Effective Date, if Sellers and the Buyer determine that any Contract Relating To the Business (other than any Center Physician Contract or any Lease of Leased Real Property) which was intended to be listed on Schedule 2.1(b) (as required by the FTC Order) and which is assignable to the Buyer was not among the Assumed Contracts as a result of such Contract not being listed or otherwise identified on Schedule 2.1(b) or any other Schedule to this Agreement (a “Later Discovered Contract”), the Buyer shall have the right, by providing written notice to DaVita and Gambro, to include such Later Discovered Contract among the Assumed Contracts, in which event the provisions of this Agreement which are applicable to the Assumed Contracts shall thereafter be applicable to such Later Discovered Contract, including, without limitation, Sections 6.5(e) and 6.5(f).

(j) After the Effective Date, if Sellers and the Buyer determine that any real estate owned by the Sellers Relating To a Center was intended to be listed on Schedule 4.7(a)(ii) (as required by the FTC Order) and was supposed to be subject to a New Real Property Lease was not so listed or otherwise identified on Schedule 4.7(a)(ii) or any other Schedule to this Agreement (a “Later Discovered Real Property”), the Buyer shall have the right, by providing written notice to DaVita and Gambro, to include such Later Discovered Real Property among the Assets, in which event the provisions of this Agreement shall thereafter be interpreted to include such Later Discovered Real Property among the Assets.

6.6. Notice of Certain Developments. DaVita and Gambro, on the one hand, and the Buyer, on the other hand, shall give prompt written notice to each other of (a) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (b) any notice or other communication from any Governmental Authority alleging that the consent of such Governmental Authority is or may be required in connection with the transactions contemplated hereby, and (c) the commencement of any Action, or to the Sellers’ Knowledge (or, with respect to the Buyer, the actual knowledge of the Buyer) the threat of any Action, which Relates To the consummation of the transactions contemplated hereby or the Gambro Purchase Agreement or the issuance of any Order affecting any Seller or any of the Assets, in either case, which, if pending, threatened or issued, as the case may be, on or prior to the date of this Agreement, would have been required to have been disclosed pursuant to Article IV. Not later than five (5) days prior to the Closing Date, DaVita shall deliver to the Buyer a written notice setting forth the occurrence of any event of which it has become aware of between the Effective Date and the date of such written notice that has caused any representation, warranty or covenant of the Sellers contained in this Agreement to be untrue or inaccurate in any material respect, and whether the same has been cured or is the process of being cured. The delivery of any notice pursuant to this Section 6.6 is for informational purposes and shall not limit or otherwise affect the remedies available hereunder to any party receiving such notice.

6.7. Public Announcements. Neither the Sellers, or any of Affiliate of any Seller, on the one hand, nor the Buyer or any of its Affiliates on the other hand, shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other, which approval will not be unreasonably withheld or delayed, unless such disclosure is otherwise required by applicable Law; provided that the party intending to make such disclosure as required by applicable Law shall use its commercially reasonable efforts consistent with such applicable Law to consult with the other party or parties, as applicable, with respect to the content of such disclosure prior to making such disclosure.

6.8. Cooperation Relating To Financing. In connection with the Buyer’s efforts to obtain the financing contemplated by the Commitment Letters (or any alternative financing) and any syndication thereof, DaVita and Gambro covenant and agree, on behalf of themselves and their respective Affiliates, that the Sellers shall, prior to the Closing Date, reasonably cooperate with the Buyer and its Representatives, including, without limitation, by providing any necessary information (financial or other) with respect to the Business or the Sellers as reasonably requested by the Buyer; provided, however, in no event shall the Sellers’ obligations set forth in this Section 6.8 or in Section 6.1 above require any Seller to prepare any report which the applicable Seller does not customarily prepare; and, provided, further, that all such requests shall come solely from the Buyer.

6.9. Post-Closing Date Receipts and Payments.

(a) DaVita shall pay to the Buyer all cash received from any source Relating To services provided at or with respect to the Business subsequent to the Closing Date. Such payments shall be made within forty five (45) days after receipt of such payments by the Sellers, and a copy of the remittance advice shall accompany such payments.

(b) The Buyer shall pay to DaVita, on behalf of each Seller, all cash received from any source Relating To services provided at or with respect to the Business on or prior to the Closing Date. Such payments shall be made within forty five (45) days after receipt of such payments by the Buyer, and a copy of the remittance advice shall accompany such payments.

(c) If and to the extent that Medicare or any other payor withholds funds from the Buyer or the Buyer is required to refund any payments due on claims which are attributable to any period on or prior to the Closing Date, and which payment the Buyer did not receive and retain after the Closing Date, DaVita shall promptly compensate and reimburse the Buyer and take any such action as may be required to satisfy Medicare or any other payor as the case may be.

6.10. Expense Pro-Rations. All Ordinary Course of Business expenses incurred, such as utilities, will be pro-rated as of the Closing Date, such that Buyer is responsible for amounts incurred after the Closing Date and the Sellers are responsible for amounts incurred on or prior to the Closing Date. The parties will use reasonable efforts to notify the other party of all known liability pro-rations that are not otherwise covered as of the Closing Date, not later than thirty (30) days following the Closing Date. All liability pro-rations, if any, concerning the transfer of the Assets shall be determined on the basis of transfer being effective at the close of business, Pacific time, on the Closing Date.

6.11. Taxes.

(a) All real and personal property transfer Taxes, if any, and all use and other similar Taxes, if any, imposed on or in connection with the purchase, sale or transfer of the Assets to, and the assumption of the Assumed Liabilities by, the Buyer pursuant to this Agreement shall be borne and paid by the Sellers.

(b) All tax refunds or credits attributable to the Sellers Relating To taxable periods on or prior to the Closing Date shall be the property of the Sellers, and, if received by the Buyer, shall be promptly paid over to DaVita. The Buyer shall use its reasonable commercial efforts to obtain and expedite the receipt of any refund to which the applicable Seller is entitled under this Section 6.11(b). The Buyer shall permit the Sellers to participate in the prosecution of any such refund claim. DaVita will reimburse the Buyer for any out-of-pocket costs the Buyer incurs in assisting the Sellers in any such refund claim.

6.12. Confidentiality.

(a) The Buyer shall hold, and shall cause its directors, officers, Affiliates, employees, consultants and advisors to hold, in strict confidence all confidential and proprietary information concerning the Sellers and any Affiliate of any Seller furnished to the Buyer in connection with the transactions contemplated by this Agreement, and DaVita shall hold, and shall cause each of their directors, officers, Affiliates, employees, consultants and advisors to hold, in strict confidence all confidential and proprietary information concerning the Business, the Buyer and its Affiliates furnished to the Sellers in connection with the transactions contemplated by this Agreement or otherwise retained by the Sellers following the Closing Date; provided, however, that nothing herein shall restrict the Buyer’s use and disclosure of the confidential and proprietary information concerning the Assets on and after the Closing Date; provided, further that each party shall be permitted to disclose the confidential and proprietary information of the other party only to its directors, officers, employees, consultants and advisors who need to know such information for the purpose of evaluating and consummating the transactions contemplated herein, after duly informing each such party of the confidential nature of such information; provided, further that in each case any party may disclose any document or information (i) that is already public knowledge prior to such disclosure or subsequently becomes a part of the public domain through no breach of this Agreement; (ii) that such party had in its possession and which was not acquired directly or indirectly from such other party (except that this clause shall not permit the disclosure of confidential and proprietary information concerning the Business that is retained by the Sellers after the Closing); (iii) that such party subsequently develops without any use of or reference to the other party’s documents or information (except that this clause shall not permit the disclosure of confidential and proprietary information concerning the Business that is retained by the Sellers after the Closing); (iv) that such party acquires subsequent to Closing by lawful means from a third party without any obligation of confidentiality to that third party; (v) to the extent that, in the reasonable opinion of the disclosing party’s legal counsel, such disclosure is required by Law, is in connection with any investigation or audit by a Governmental Authority, including, without limitation, the Internal Revenue Service and CMS, is in connection with any billing activities Related To the Business, is in connection with the rendering or reimbursement for any medical services rendered by the Business after, on or prior to the Closing Date, is in connection with the filing of any tax returns concerning the Business, or is necessary in order to conform to the requirements of any applicable securities Laws, including without limitation the rules of any securities exchange, but in either case only after the disclosing party has given prior written notice of the disclosure to the non-disclosing parties; or (vi) that is necessary to be disclosed in connection with pursuing any legal action for remedies under, or asserting any defenses under, this Agreement. In all such cases described in the foregoing clauses (v) and (vi), the disclosing party shall disclose information only to the extent required to fulfill such purpose or legal requirement. If any party bound hereby becomes legally compelled to disclose any confidential information, such person shall promptly notify the owner of such information of such fact so that the owner may seek an appropriate remedy to prevent such production, and request the person demanding such production to allow the owner a reasonable period of time to seek such remedy. Subject to the foregoing, the Sellers shall not disclose any confidential or proprietary information relating exclusively to any of the Centers to any Person other than the Buyer or any representative of Buyer. Subject to the foregoing, after the Closing Date, the Sellers shall not use any confidential or proprietary information relating exclusively to any of the Centers for any purpose other than complying with the terms of that certain Decision and Order before the United States Federal Trade Commission (In the Matter of DaVita Inc. and Gambro AB) (the “FTC Order”), which Decision and Order is expected to be executed after the Effective Date, the Transaction Agreements, or with any Law. After the Closing Date (and in any event subsequent to the transfer to the Buyer of the Sellers’ confidential or proprietary information relating exclusively to any of the Centers hereunder), the Sellers shall destroy all records of confidential or proprietary information relating exclusively to any of the Centers, except to the extent that (I) the Sellers are required by Law to retain such information and (II) the Sellers’ inside or outside attorneys may keep one copy solely for archival purposes, but may not disclose such copy to the rest of Sellers. For purposes of this Section 6.12(a), the terms “confidential and proprietary information”, “confidential or proprietary information” and “confidential information” provided by any Person shall include, without limitation, competitively sensitive, proprietary and all other information that is not in the public domain, including, without limitation, all customer lists, price lists, contracts, cost information, marketing methods, patents, technologies, processes or other trade secrets.

(b) The Buyer and the Sellers hereby agree to keep the terms of this Agreement confidential and will not disclose the terms hereof to any third persons or entity, except as required (i) by Law, (ii) in connection with any investigation or audit by a Governmental Authority, including, without limitation, the Internal Revenue Service and CMS, (iii) in connection with any suit or proceeding with respect to this Agreement, (iv) in connection with the filing of any tax returns concerning the Business, (v) in connection with any billing activities Related To the Business, or (vi) in connection with the rendering or reimbursement of any medical services rendered by the Business.

6.13. Preservation and Access to Records After the Closing.

(a) After the Closing, the Buyer shall, in the ordinary course of business and in accordance with applicable Law, keep and preserve all medical records and other records of the Business existing as of the Closing and which constitute a part of the Assets delivered to the Buyer at the Closing (e.g., the medical records located at the Centers) for a period of seven (7) years or any longer period as required by applicable Law; provided, however, that, notwithstanding any other provision of this Agreement, if and to the extent the Buyer desires at any time following such seven (7) year period to dispose of any such records, the Buyer shall first notify DaVita of its intent and the Sellers shall have thirty (30) days following the receipt of such notice to notify the Buyer of its intent to reclaim any such records in whole or in part, and shall reclaim such records no later than ten (10) days following the Buyer’s receipt of such notice. The Buyer acknowledges that as a result of entering into this Agreement and operating the Business, it will gain access to patient and other information which is subject to rules and regulations concerning confidentiality. The Buyer agrees to abide by any such rules and regulations Relating To the confidential information it acquires. The Buyer agrees to maintain the patient records delivered to the Buyer at the Closing after the Closing to the extent required by applicable Law.

(b) From and after the Closing, upon reasonable notice and subject to applicable Law, during normal business hours and at mutually agreeable times, the Buyer shall afford the representatives of DaVita, including their counsel and accountants, full and complete access to, and copies of (at the sole cost and expense of DaVita), the patient medical records and other books and records transferred to the Buyer at the Closing. The Buyer acknowledges and agrees that, between the Effective Date and the Closing Date, Sellers will make copies of various Center records which are among the Assets in connection with potential responses which Sellers may be required to provide to certain Governmental Authorities, including without limitation, in response to certain subpoenas and other investigations by Governmental Authorities.

(c) From and after the Closing, upon reasonable notice and subject to applicable Law, (i) during normal business hours and at mutually agreeable times, DaVita shall afford the representatives of the Buyer, including, without limitation, its counsel and accountants, access to, and copies of (at the sole cost and expense of the Buyer), all records, books and other data and information within the possession of the Sellers and their Affiliates insofar as such access is reasonably required by the Buyer in connection with (A) the Buyer’s preparation of any tax returns, any financial statements or report required pursuant to any Contract or applicable Law, (B) the transfer of any Permit or (C) any financial statement review or audit, and (ii) at the request of the Buyer, DaVita shall use its commercially reasonable efforts to cooperate with the Buyer and its accountants and other agents and representatives in connection with the Buyer’s preparation of any such tax returns, financial statements, reports, reviews or audits or the transfer of any Permit. Promptly following the Closing, DaVita shall, at the Buyer’s sole cost and expense, deliver to the Buyer an electronic copy of all materials in the data room organized in connection with the auction of the Business. DaVita agrees to maintain all patient records retained by the Sellers Relating To the Business that may be in storage off-site at the Closing for the time period required by applicable Law.

6.14. Buyer Acknowledgement. Subject to DaVita’s and Gambro’s representations and warranties contained in Article IV above being true, accurate and complete in all material respects, the Buyer, based on the foregoing, believes, as requested by the FTC, that the Centers are viable and operational Clinics, and the Assets Related To the Centers, together with the services to be provided pursuant to the Transition Services Agreement, are sufficient to enable the Buyer to effectively compete within the markets where the Centers are located. Subject to the terms of Section 9.14 below, the Buyer acknowledges that it will not seek to obtain any different or additional assets Relating To the Centers from the Sellers.

6.15. Relationships with Third Parties.

(a) DaVita and Gambro shall not, and shall cause their respective Affiliates not to, with respect to each Physician who has provided services to a Center pursuant to any Contract with any Seller in effect at any time during the four (4) month period prior to the Closing Date (a “Covered Medical Director”), offer any incentives to any Covered Medical Director, any such Covered Medical Director’s practice group or other members of such Covered Medical Director’s practice group to decline to provide services to the applicable Center.

(b) After the Effective Date, the Sellers shall, with respect to their respective arrangements with any Covered Medical Director, any such Covered Medical Director’s practice group or other members of such Covered Medical Director’s practice group, eliminate any confidentiality restrictions that would prevent any Covered Medical Director, any such Covered Medical Director’s practice group or other members of such Covered Medical Director’s practice group from using or transferring to the Buyer any information Related To the operation of the Centers or the Business.

(c) DaVita and Gambro shall not, and shall cause their respective Affiliates to not, for three (3) years after the Closing Date, contract for the services of any Covered Medical Director, any such Covered Medical Director’s practice group or other members of such Covered Medical Director’s practice group for the provision of Contract Services to be performed in any of the areas described on Schedule 6.15(c) attached hereto; provided, however, if any Covered Medical Director, any such Covered Medical Director’s practice group or other members of such Covered Medical Director’s practice group were providing services to such facility pursuant to a contract in effect as of June 1, 2005, no provision of this Section 6.15(c) shall prohibit DaVita, Gambro or their respective Affiliates from contracting with any such Covered Medical Director, any such Covered Medical Director’s practice group or other members of such Covered Medical Director’s practice group for services to be provided to such facility and; provided, however, further, the terms of this Section 6.15(c) shall not apply in Kent County, Michigan, to Renal Associates of Grand Rapids if, prior to the Closing Date, DaVita or its applicable Affiliate terminates, in writing, any contractual rights which DaVita or its applicable Affiliate has with Renal Associates of Grand Rapids that prevent or hinder, in any way, the ability of Renal Associates of Grand Rapids, to contract with, or offer services to, any Person other than DaVita or its applicable Affiliate.

(d) Except for the Buyer’s obligations expressly set forth in this Agreement, DaVita and Gambro shall not, and shall cause their respective Affiliates to not, place any restrictions on the use by the Buyer of any of the Assets or any of the Centers.

(e) DaVita and Gambro shall not, and shall cause their respective Affiliates not to, for two (2) years after the Closing Date, solicit the business of any patients that received any goods or services from any Center between May 1, 2005 and the Closing Date; provided, however, no provision of this Section 6.15(e) shall prohibit DaVita, Gambro or their respective Affiliates from (i) making general advertisements for the business of such patients, including, but not limited to, in newspapers, trade publications, websites, or other media not targeted specifically at such patients and (ii) providing advertising and promotions directly to any patient that initiates discussions with, or makes a request to, any employee of DaVita or any Affiliate thereof.

(f) DaVita and Gambro shall not, and shall cause their respective Affiliates not to, prevent or discourage Suppliers that supplied goods and services for use in any of the Centers prior to the Closing Date from continuing to supply goods and services to the Buyer for use in such Centers after the Closing Date.

6.16. Preparation of Audited Financial Statements. As soon as practicable following the Closing Date, but in any event, prior to the one (1) year anniversary of the Closing Date, Sellers shall prepare and deliver to the Buyer (a) audited combined balance sheets of the DaVita Centers as of the Closing Date and December 31, 2004, and related combined statements of income, cash flow and changes in net investment for the DaVita Centers for the period from January 1, 2005 through the Closing Date and the fiscal year ended December 31, 2004 and (b) audited combined balance sheets of the Gambro Centers as of the Closing Date and December 31, 2004, and related combined statements of income, cash flow and changes in net investment for the Gambro Centers for the period from January 1, 2005 through the Closing Date and the fiscal year ended December 31, 2004 (the “Audited Financial Statements”). The Audited Financial Statements shall be prepared on a combined basis, as a “carve-out” from the operations of DaVita or Gambro, as the case may be, and shall meet the requirements of Regulation S-X promulgated under the Securities Exchange Act of 1934, as amended. The Buyer shall bear all costs and expenses Related To the preparation and delivery of the Audited Financial Statements. Notwithstanding any provision to the contrary contained in this Agreement, in no event shall DaVita or Gambro be deemed to have breached its representations and warranties contained in Section 4.16 (including as such representations are modified by the terms of Schedule 4.16(b)) by reason of there being any differences or variances between, on the one hand, the Preliminary Financial Statements, the Financial Statements or any Supplemental Financial Statements contained in Schedules 4.16(a)-1, 4.16(a)-2 and 4.16(a)-3 and, on the other hand, the Audited Financial Statements for the corresponding periods, except to the extent that there are differences or variances exceeding the GAAP Exceptions Threshold (as such term is defined in Schedule 4.16(b)) on account of, on a cumulative basis, the matters described in subparagraphs (iv), (v), (viii) and (x) of Schedule 4.16(b), between the annualized year-to-date EBITDA which is yielded from the unaudited income statements for the five (5) months ending May 31, 2005 which are, on the one hand, contained in the Financial Statements and, on the other hand, the annualized 2005 year-to-date EBITDA which is yielded from the Audited Financial Statements; provided, further, however, if the Buyer determines that there are errors or omissions contained in the May 31, 2005 year-to-date Preliminary Financial Statements, the Buyer may use the Audited Financial Statements for the corresponding period in support of its claim against DaVita or Gambro. For purposes of the immediately preceding sentence, the Buyer shall not be permitted to introduce as evidence the Audited Financial Statements in support of any claim against DaVita or Gambro for periods in 2004. Notwithstanding anything to the contrary contained herein, for the avoidance of doubt, the parties agree that (i) in the event that the Buyer acquires less than all of the DaVita Centers or Gambro Centers, the Audited Financial Statements shall reflect the financial condition and results of operations of only those Centers which are actually acquired and (ii) in the event the Closing Date occurs on or after January 1, 2006, (x) the references above in this Section 6.16 to “December 31, 2004” shall be deemed to refer to “December 31, 2004 and December 31, 2005” (and corresponding references to “fiscal year” shall be deemed to refer to “fiscal years”) and (y) the references above in this Section 6.16 to “January 1, 2005” shall be deemed to refer to “January 1, 2006”.

6.17. Additional Financial Information.

(a) DaVita and Gambro shall deliver to the Buyer, by no later than September 20, 2005, the following financial statements (which shall be prepared in a manner consistent with the provisions of Section 4.16): (i) unaudited balance sheets of the Business, on a combined basis (one set of which combines the DaVita Business and the other set of which combines the Gambro Business) and without footnotes, as of June 30, 2004 and June 30, 2005, (ii) unaudited income statements of the Business, on a combined basis (one set of which combines the DaVita Business and the other set of which combines the Gambro Business) and without footnotes, for the six (6) month period ended June 30, 2004, and (iii) unaudited income statements and statement of cash flows of the Business, on a combined basis (one set of which combines the DaVita Business and the other set of which combines the Gambro Business) and without footnotes, for the six (6) month period ended June 30, 2005.

(b) If the Closing has not occurred by November 15, 2005, DaVita and Gambro shall deliver to the Buyer, by no later than November 30, 2005, the following financial statements (which shall be prepared in a manner consistent with the provisions of Section 4.16): (i) unaudited balance sheets of the Business, on a combined basis (one set of which combines the DaVita Business and the other set of which combines the Gambro Business) and without footnotes, as of September 30, 2004 and September 30, 2005, (ii) unaudited income statements of the Business, on a combined basis (one set of which combines the DaVita Business and the other set of which combines the Gambro Business) and without footnotes, for the nine (9) month period ended September 30, 2004, and (iii) unaudited income statements and statement of cash flows of the Business, on a combined basis (one set of which combines the DaVita Business and the other set of which combines the Gambro Business) and without footnotes, for the nine (9) month period ended September 30, 2005.

(c) If the Closing has not occurred by February 15, 2006, DaVita and Gambro shall deliver to the Buyer, by no later than February 28, 2006, the following financial statements (which shall be prepared in a manner consistent with the provisions of Section 4.16): (i) unaudited balance sheets of the Business, on a combined basis (one set of which combines the DaVita Business and the other set of which combines the Gambro Business) and without footnotes, as of December 31, 2005 and (ii) unaudited income statements and statement of cash flows of the Business, on a combined basis (one set of which combines the DaVita Business and the other set of which combines the Gambro Business) and without footnotes, for the twelve (12) month period ended December 31, 2005.

ARTICLE VII

CLOSING CONDITIONS

7.1. Conditions to the Sellers’ Obligations. The obligations of the Sellers to effect the transactions contemplated hereby shall be subject to the fulfillment of the following conditions on or prior to the Closing Date, any one or more of which may be waived by the Sellers:

(a) All representations and warranties of the Buyer contained in this Agreement that are qualified by “materiality” shall be true and correct in all respects as of the Effective Date and as of Closing Date, and all representations and warranties of the Buyer contained in this Agreement that are not so qualified shall be true and correct in all material respects as of the Effective Date and as of the Closing Date, except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on the Buyer’s ability to consummate the transactions contemplated by this Agreement. The Buyer shall have performed and complied with all of its covenants and agreements contained in this Agreement required to be performed and complied with by the Buyer at or prior to the Closing in all material respects, except where the failure to perform or comply would not would not have a material adverse effect on the Buyer’s ability to consummate the transactions contemplated by this Agreement. The Sellers shall have received a certificate to the matters set forth in this Section 7.1(a) signed on behalf of the Buyer by an authorized officer.

(b) All Governmental Approvals, including, without limitation, state-issued licenses and state-issued certificates of need, necessary for or required in connection with the consummation of the transactions contemplated hereby shall have been obtained (it being understood that the consummation of the transaction contemplated hereby is contingent upon the approval of the Illinois Health Planning Board). All filings with any Governmental Authority necessary for or required in connection with the consummation of the transactions contemplated hereby shall have been made. Notwithstanding the foregoing to the contrary, if this condition has been satisfied with respect to all Centers other than the Centers located in the State of Illinois (the “Non-Illinois Centers”), this condition shall be deemed to be satisfied with respect to the Non-Illinois Centers, the Closing shall occur with respect to all Non-Illinois Centers (subject to the satisfaction of the other terms and conditions of this Agreement) and the disposition of the Centers located in the State of Illinois (i) shall occur within sixty (60) days after the initial Closing of the Non-Illinois Centers and (ii) shall be governed by the terms of the Escrow Agreement.

(c) All documents required to have been delivered by the Buyer to the Sellers at or prior to the Closing shall have been delivered, and all actions required to have been taken by the Buyer at or prior to the Closing shall have been taken.

(d) As of the Closing Date, the Sellers shall have received from the Buyer the following documents:

(i) a certificate of good standing of the Buyer from the State of Delaware (and qualification to do business in the other states in which the Centers are located), dated no more than ten (10) days before the Closing Date; and

(ii) a certificate from the Secretary or other officer of the Buyer certifying the incumbency and signatures of its officers who will execute the Transaction Agreements at the Closing.

(e) DaVita shall have received from the Buyer the Purchase Price, as adjusted pursuant to Section 3.1(a).

(f) The Sellers shall have received from the Buyer an executed escrow agreement in the form attached hereto as Exhibit A, an executed assignment and assumption and bill of sale in the form attached hereto as Exhibit B and an executed transition services agreement in the form attached hereto as Exhibit C.

(g) The Buyer shall have assumed all of the Center Physician Contracts.

(h) The closing of the transactions contemplated by the Gambro Purchase Agreement shall have occurred.

(i) All Contracts between any of the Sellers or their Affiliates, on the one hand, and any Physician who is both a medical director of a Center and a medical director of a Clinic other than a Center that is owned or operated by the Sellers or their Affiliates, on the other hand, shall have been amended to remove any non-competition or other similar restriction on the ability of such Physician to perform services for the Sellers and Sellers’ Affiliates.

(j) All of the Leases set forth in Schedule 2.1(b) or Schedule 4.7(a)(i) shall have been assigned (and be assignable on and as of the Closing) to the Buyer or an Affiliate thereof, including, without limitation, to the extent that such assignment requires the consent of the counterparties to such agreements, such consent shall have been obtained.

7.2. Conditions to the Buyer’s Obligations. The obligations of the Buyer to effect the transactions contemplated hereby shall be subject to the fulfillment of the following conditions on or prior to the Closing Date, any one or more of which may be waived by the Buyer:

(a) All representations and warranties of DaVita and Gambro contained in this Agreement that are qualified by “materiality” or “Material Adverse Effect” shall be true and correct in all respects as of the Effective Date and as of the Closing Date, and all representations and warranties of DaVita and Gambro contained in this Agreement that are not so qualified shall be true and correct in all material respects as of the Effective Date and as of the Closing Date, except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on (i) the Assets or the operation of the Business considered in the aggregate or (ii) the Sellers’ ability to consummate the transactions contemplated by this Agreement. Each Seller shall have performed and complied with all of its covenants and agreements contained in this Agreement required to be performed and complied with by it at or prior to the Closing in all material respects, except where the failure to perform or comply would not have a material adverse effect on (i) the Assets or the operation of the Business considered in the aggregate or (ii) the Sellers’ ability to consummate the transactions contemplated by this Agreement. The Buyer shall have received a certificate to the matters set forth in this Section 7.2(a), (d), (h), (i) and (j) signed on behalf of DaVita by an authorized officer.

(b) All Governmental Approvals, including, without limitation, state-issued licenses and state-issued certificates of need, necessary for or required in connection with (i) the consummation of the transactions contemplated hereby, and (ii) the operation of the Business on and after the Closing Date shall have been obtained (it being understood that the consummation of the transaction contemplated hereby is contingent upon the approval of the Illinois Health Planning Board). All filings with any Governmental Authority necessary for or required in connection with (i) the consummation of the transactions contemplated hereby, and (ii) the operation of the Business on and after the Closing Date shall have been made. All material Permits required in connection with the operation of the Business, including, without limitation, material Permits Relating To health planning approvals, have been transferred to or received by the Buyer, or, in lieu thereof, the Buyer shall have received reasonable assurances (which reasonable assurances are reasonably satisfactory to the Buyer) from appropriate Governmental Authorities that any material Permits not actually issued as of the Closing will be issued following the Closing and otherwise will be dated effective as of the Closing Date. Notwithstanding the foregoing to the contrary, if this condition has been satisfied with respect to the Non-Illinois Centers, this condition shall be deemed to be satisfied with respect to the Non-Illinois Centers, the Closing shall occur with respect to all Non-Illinois Centers (subject to the satisfaction of the other terms and conditions of this Agreement) and the disposition of the Centers located in the State of Illinois (A) shall occur within sixty (60) days after the initial Closing of the Non-Illinois Centers and (B) shall be governed by the terms of the Escrow Agreement.

(c) All documents required to have been delivered by the Sellers to the Buyer at or prior to the Closing shall have been delivered, and all actions required to have been taken by the Sellers at or prior to the Closing shall have been taken.

(d) No (i) Action shall be pending, or to the Knowledge of the Sellers, threatened wherein an unfavorable resolution would or could reasonably be expected to (A) enjoin, prohibit, materially restrict or make illegal the consummation of the transactions contemplated hereby, or (B) restrict in any materially adverse manner the Buyer’s operation of the Business after the Closing Date and (ii) no new Law shall be in effect between the Effective Date and the Closing Date that would make illegal the consummation of the transactions contemplated hereby.

(e) As of the Closing Date, the Buyer shall have received from the Sellers the following documents:

(i) a certificate of good standing of DaVita from the State of Delaware dated no more than ten (10) days before the Closing Date;

(ii) a certificate of good standing of each Seller other than DaVita from the jurisdiction of its organization dated no more than ten (10) days before the Closing Date;

(iii) resolutions of the board of directors or other governing body of each Seller approving the transactions contemplated hereby; and

(iv) a certificate from the Secretary of each Seller certifying the incumbency and signatures of each such Seller’s officers who will execute the Transaction Agreements at the Closing.

(f) The Buyer shall have received from the Sellers an executed escrow agreement in the form attached hereto as Exhibit A, an executed assignment and assumption and bill of sale in the form attached hereto as Exhibit B and an executed transition services agreement in the form attached hereto as Exhibit C (the “Transition Services Agreement”).

(g) The closing of the transactions contemplated by the Gambro Purchase Agreement shall have occurred.

(h) All Contracts between any of the Sellers or their Affiliates, on the one hand, and any Physician who is both a medical director of a Center and a medical director of a Clinic other than a Center that is owned or operated by the Sellers or their Affiliates, on the other hand, shall have been amended to remove any non-competition or other similar restriction on the ability of such Physician to perform services for the Buyer and its Affiliates. Michael D. Klein, the Chief Executive Officer of the Buyer, shall have been released from those portions of his Severance Agreement and Release of Claims between him and GHC Healthcare, Inc. which are set forth on Schedule 7.2(h) attached hereto.

(i) All of the Center Physician Contracts set forth in Schedule 2.1(b) and all of the Leases set forth in Schedule 2.1(b) or Schedule 4.7(a)(i) shall have been assigned (and be assignable on and as of the Closing) to the Buyer, including, without limitation, to the extent that such assignment requires the consent of the counterparties to such agreements, such consent shall have been obtained.

(j) All of the medical director agreements set forth in Schedule 2.1(b) and all of the Leases set forth in Schedule 4.7(a)(i) that have less than twelve (12) months remaining in their term as of August 31, 2005 shall be extended to have at least twelve (12) months remaining subsequent to August 31, 2005.

ARTICLE VIII

INDEMNIFICATION

8.1. Survival of Representations. Unless specifically set forth to the contrary herein, the representations and warranties of DaVita, Gambro and the Buyer contained in this Agreement and any liability for breaches of any representation or warranty of this Agreement by the Buyer, DaVita or Gambro shall survive the Closing Date for a period of eighteen (18) months following the Closing Date; provided that the representations and warranties made in Section 4.2

(Authority Relative to this Agreement), the third sentence of Section 4.6 (Assets) and Section 5.2 (Authority Relative to this Agreement) shall survive until the expiration of all applicable statutes of limitation (including, without limitation, all periods of extension, whether automatic or permissive), and no such representation or warranty (except in connection with a claim for fraud or intentional misrepresentation) shall be actionable or effective in any way against any party in any claim or litigation first made or filed, respectively, after the expiration of such applicable period; provided that any claim made with reasonable specificity by the party seeking to be indemnified within the time periods specified in this Section 8.1 shall survive until such claim is finally and fully resolved. All claims (except for fraud or intentional misrepresentation) made by virtue of the representations and warranties made by the parties hereto shall be made under, and subject to the limitations set forth in, this Article VIII. The right of any party to seek indemnification under this Article VIII, or any other remedy based on the accuracy or inaccuracy of, or compliance with, any representation, warranty, covenant or agreement contained in or made pursuant to this Agreement or any Transaction Document will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date.

8.2. DaVita’s Agreement to Indemnify.

(a) DaVita hereby agrees, within the limitations set forth in Sections 8.1 above, and Section 8.4 below, to indemnify, defend and hold harmless the Buyer and each of its Affiliates, and the officers, directors, employees, members, managers, partners, agents and representatives of each of the foregoing Persons (collectively, the “Buyer Indemnified Parties”) from and against all demands, claims, Actions, losses, damages, Liabilities, penalties, Taxes, costs and expenses (including, without limitation, reasonable attorneys’ and other reasonable professional fees, settlement costs, arbitration costs and any reasonable legal and other expenses for investigating or defending any Action or threatened Action or complying with a subpoena or information request) asserted against or incurred by any of the Buyer Indemnified Parties arising out of or in connection with or resulting from (i) any breach of any representation or warranty of DaVita or Gambro contained herein or in any other Transaction Agreement or in any other agreement or instrument executed and delivered on or prior to the Closing Date pursuant to and in connection with this Agreement or any other Transaction Agreement; provided, however, that for purposes of this Article VIII only, any representation or warranty of DaVita or Gambro contained herein or therein shall be read as if no reference to “material,” “Material Adverse Effect” or similar materiality qualifications were included in such representation or warranty; (ii) any material breach or default of any Seller of any covenant or agreement of such Seller under this Agreement, any Transaction Agreement or in any other agreement or instrument executed and delivered on or prior to the Closing Date pursuant to and in connection with this Agreement (or any other Transaction Agreement); (iii) any Excluded Liabilities; (iv) any claim or demand for reimbursement or indemnification resulting from any transfer by any Seller prior to the Closing to any other person of any Tax benefits or credits attributable to the Business, the Assets or the Assumed Liabilities; or (v) with respect to any property, intangibles and other similar Taxes payable by the Buyer with respect to the operation of the Business and the ownership of the Assets due for periods commencing prior to and ending after the Closing Date (whether or not assessed prior to the Closing Date), a pro-rata share of such Taxes, calculated as if the period ended on the Closing Date (collectively, “Buyer Damages”).

(b) If any Buyer Indemnified Party has a claim for Buyer Damages resulting from the assertion of liability by a third party, such Buyer Indemnified Party will, within thirty (30) days after receiving notice thereof, give DaVita notice of any such third-party claim (provided that the Buyer Indemnified Parties shall not be subject to any liability for a delay in the delivery of such notice to the extent such delay does not compromise or prejudice DaVita’s right to defend such claim), and DaVita may undertake the defense thereof if (i) DaVita provides written notice to such Buyer Indemnified Party that it intends to undertake such defense and that it will indemnify the Buyer Indemnified Parties against all Buyer Damages resulting from or Relating To such third-party claim pursuant to this Section 8.2, (ii) DaVita provides such Buyer Indemnified Party with evidence acceptable to such Buyer Indemnified Party that it will have the financial resources to defend against the third-party claim and fulfill its indemnification obligations hereunder, (iii) the third-party claim involves only money damages which are not in excess of the limitations set forth in Section 8.4 below and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the third-party claim is not, in the good faith judgment of such Buyer Indemnified Party, likely to establish a precedent adverse to the continuing business interests of such Buyer Indemnified Party, and (v) the defense of the third-party claim is conducted actively and diligently by legal counsel reasonably acceptable to such Buyer Indemnified Party. The Buyer Indemnified Parties may, by counsel of their choice, participate in such proceedings, negotiations or defense, at the expense of the Buyer. The Buyer Indemnified Parties shall furnish to DaVita in reasonable detail such information as the Buyer Indemnified Parties may have with respect to such claim, including, without limitation, all records and similar materials that are reasonably required in the defense of such third-party claim. In the event that within ten (10) days after notice of any such third-party claim, DaVita has not notified the Buyer Indemnified Parties of its intention to defend the third-party claim, (y) each Buyer Indemnified Party will (upon further notice to DaVita) have the right to undertake the defense, compromise or settlement of such claim and to continue to pursue any and all rights of indemnification by DaVita hereunder and (z) DaVita may elect to participate in such proceedings, negotiations or defense at any time at its own expense. If DaVita agrees to defend any such third-party claim, any indemnifying party or parties not participating in the defense of the claim shall be bound by the acts and agreements of the indemnifying party or parties conducting the defense. No Buyer Indemnified Party shall settle any such third party claims without the consent of DaVita, which consent shall not be unreasonably withheld, conditioned or delayed.

(c) Within thirty (30) days after DaVita’s receipt from any Buyer Indemnified Party of a claim for Buyer Damages, DaVita shall pay such Buyer Indemnified Party in cash, subject to the other provisions of this Article VIII, the amount set forth in such claim for Buyer Damages.

8.3. The Buyer’s Agreement to Indemnify.

(a) The Buyer hereby agrees, within the limitations set forth in Section 8.1 above, and Section 8.4 below, to indemnify, defend and hold harmless the Sellers and each of their Affiliates, and the officers, directors, employees, members, managers, partners, agents and representatives of each of the foregoing Persons (the “Seller Indemnified Parties”) from and against all demands, claims, Actions, losses, damages, Liabilities, penalties, Taxes, costs and expenses (including, without limitation, reasonable attorneys’ and other reasonable professional fees, settlement costs, arbitration costs and any reasonable legal and other expenses for investigating or defending any Action or threatened Action or complying with a subpoena or information request) asserted against or incurred by any of the Seller Indemnified Parties arising out of or in connection with or resulting from (i) any breach of any representation or warranty of the Buyer contained herein or in any other Transaction Agreement or in any other agreement or instrument executed and delivered on or prior to the Closing Date pursuant to and in connection with this Agreement or any other Transaction Agreement; provided, however, that for purposes of this Article VIII only, any representation or warranty of the Buyer contained herein or therein shall be read as if no reference to “material,” “Material Adverse Effect” or similar materiality qualifications were included in such representation or warranty; (ii) any material breach or default of the Buyer of any covenant or agreement of the Buyer under this Agreement, any Transaction Agreement or in any other agreement or instrument executed and delivered on or prior to the Closing Date pursuant to and in connection with this Agreement; (iii) any Assumed Liability, or (iv) with respect to any property, intangibles and other similar Taxes payable by the Sellers with respect to the operation of the Business and the ownership of the Assets due for periods commencing prior to and ending after the Closing Date (whether or not assessed on or after the Closing Date), a pro rata share of such Taxes, calculated as if the period began on the first day following the Closing Date (collectively, “Seller Damages”).

(b) In the event any Seller Indemnified Party has a claim for Seller Damages resulting from the assertion of liability by a third party, such Seller Indemnified Party will, within thirty (30) days after receiving notice thereof, give the Buyer notice of any such third-party claim (provided that the Seller Indemnified Parties shall not be subject to any liability for a delay in the delivery of such notice to the extent such delay does not compromise or prejudice the right of the Buyer to defend such claim), and the Buyer may undertake the defense thereof if (i) the Buyer provides written notice to such Seller Indemnified Party that the Buyer intends to undertake such defense and that the Buyer will indemnify the Seller Indemnified Parties against all Seller Damages resulting from or Relating To such third-party claim pursuant to this Section 8.3, (ii) the Buyer provides such Seller Indemnified Party with evidence acceptable to such Seller Indemnified Party that the Buyer will have the financial resources to defend against the third party claim and fulfill the indemnification obligations hereunder, (iii) the third party claim involves only money damages which are not in excess of the limitations set forth in Section 8.4 below and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the third party claim is not, in the good faith judgment of such Seller Indemnified Party, likely to establish a precedent adverse to the continuing business interests of such Seller Indemnified Party and (v) the defense of the third party claim is conducted actively and diligently by legal counsel reasonably acceptable to such Seller Indemnified Party. The Seller Indemnified Parties may, by counsel of their choice, participate in such proceedings, negotiations or defense, at their own expense. The Seller Indemnified Parties shall furnish to the Buyer in reasonable detail such information as the Seller Indemnified Parties may have with respect to such claim, including, without limitation, all records and similar materials that are reasonably required in the defense of such third-party claim. In the event that within ten (10) days after notice of any such third-party claim, the Buyer has not notified the Seller Indemnified Parties of its intention to defend the third-party claim, (y) each Seller Indemnified Party will (upon further notice to the Buyer) have the right to undertake the defense, compromise or settlement of such claim and to continue to pursue any and all rights of indemnification by the Buyer hereunder, and (z) the Buyer may elect to participate in such proceedings, negotiations or defense at any time at its own expense. If the Buyer agrees to defend any such third party claim, any indemnifying party or parties not participating in the defense of the claim shall be bound by the acts and agreements of the indemnifying party or parties conducting the defense. No Seller Indemnified Party shall settle any such third-party claim without the consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.

(c) Within thirty (30) days after the Buyer’s receipt from any Seller Indemnified Party of a claim for Seller Damages, the Buyer shall pay such Seller Indemnified Party in cash, subject to the other provisions of this Article VIII, the amount set forth in such claim for Seller Damages.

8.4. Limitations.

(a) Notwithstanding any provision of this Article VIII to the contrary, the obligations of DaVita and of the Buyer, respectively, as an indemnifying party (the “Indemnitor”) under this Article VIII shall be limited as set forth in this Section 8.4. No person (the “Indemnitee”) shall be entitled to indemnification arising out of or in connection with or resulting from any misrepresentation, inaccuracy or breach of any representation or warranty by the Indemnitor pursuant to this Article VIII (collectively, a “Breach of Warranty Claim”) (i) unless the amount of Buyer Damages or Seller Damages, as the case may be, in respect of any single claim which is a Breach of Warranty Claim exceeds Fifty Thousand Dollars ($50,000) (a “Relevant Claim”), and (ii) the aggregate amount of all Buyer Damages or Seller Damages, as the case may be, in respect of all Relevant Claims for which the Indemnitee is or would otherwise be entitled to indemnification by the Indemnitor, exceeds one percent (1%) of the Purchase Price (the “Aggregate Amount”), in which case the Indemnitor shall then be liable for all such Buyer Damages or Seller Damages, as the case may be, in respect of all Relevant Claims above such threshold limitation. Indemnitee shall maintain proper records of all such expenses incurred, which shall be reasonably available for inspection by the Indemnitor. In addition, solely for purposes of determining whether a Relevant Claim exceeds Fifty Thousand Dollars ($50,000), any single claim includes aggregated claims arising out of the same facts, events or circumstances.

(b) In addition to the limitations described above, the liability of either Indemnitor under this Article to indemnify, defend and hold harmless one or more Indemnitees for any Buyer Damages or Seller Damages, as the case may be, arising out of or in connection with or resulting from any misrepresentation, inaccuracy or breach of any representation or warranty shall not exceed in the aggregate an amount equal to fifteen percent (15%) of the Purchase Price with respect to that Indemnitor’s indemnification of all Indemnitees pursuant to this Article.

(c) The provisions of Sections 8.4(a) and 8.4(b) above shall not apply to any breach of any of the covenants set forth in this Agreement or to the matters set forth in Sections 8.2(a)(iii)-(v) and 8.3(a)(iii)-(iv) above; provided that with respect to the matters set forth in Sections 8.2(a)(iii)-(v) and 8.3(a)(iii)-(iv) above, the sole remedy for a breach shall be direct damages, and each party hereto expressly waives rights to any incidental, consequential or punitive damages directly or indirectly Related To breaches of any such provisions. The provisions of Sections 8.4(a) and 8.4(b) above shall not apply to any breach of the representations and warranties made in Section 4.2 (Authority Relative to this Agreement), the third sentence of Section 4.6 (Assets) and Section 5.2 (Authority Relative to this Agreement). It is further understood that the provisions of Sections 8.4(a) and 8.4(b) above shall not apply to limit any indemnification to which a Buyer Indemnified Party is entitled for Taxes regardless of whether or not such Taxes arise out of, are in connection with or result from a breach of any representation or warranty.

8.5. Cooperation. The parties shall cooperate in the defense of all third party claims which may give rise to indemnifiable claims hereunder. In connection with the defense of any claim, each party shall make available to the party controlling such defense, any books, records or other documents within its control that are reasonably requested in the course of such defense.

8.6. Bulk Sales Laws. The parties to this Agreement hereby waive compliance by the Sellers with the bulk sales Law and any other similar Laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement, except to the extent that any failure to comply with any such Laws results in the imposition of additional Taxes on either the Buyer or any of the Sellers. Without regard to the limitations set forth in Section 8.4 above, DaVita shall indemnify the Buyer Indemnified Parties from, and hold the such Persons harmless against, any demands, claims, Actions, losses, damages, Liabilities, penalties, Taxes, costs and expenses resulting from or arising out of (a) the parties’ failure to comply with any such Laws in respect of the transactions contemplated by this Agreement, and (b) any Action brought or levy made as a result thereof.

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.1. Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing (and only with respect to Section 9.1(c) below, at any time from the Effective Date until the date that the FTC Order is made final by the FTC), as follows:

(a) By mutual written consent of the Buyer and DaVita;

(b) By either the Buyer or DaVita, if (i) the Closing shall not have occurred prior to December 6, 2005 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to the party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or resulted in, the failure of the Closing to occur on or before such date, or (ii) the Gambro Purchase Agreement shall have been terminated. The parties acknowledge and agree that the Termination Date set forth above coincides with the date described in Section 10.01(a) of the Gambro Purchase Agreement. To the extent the parties to the Gambro Purchase Agreement extend the date described in Section 10.01(a) of the Gambro Purchase Agreement, DaVita shall provide the Buyer with prompt notice thereof and the Termination Date shall automatically be amended to be the date which is the earlier of (I) the date described in Section 10.01(a) of the Gambro Purchase Agreement as so amended or (II) March 6, 2006;

(c) By DaVita, if the FTC notifies any Seller that the Buyer is not an acceptable acquirer or that the transactions contemplated by this Agreement are not an acceptable manner of divestiture, in which event this Agreement shall be void, and in the event such notice is provided after the Closing Date, the Buyer shall return as promptly as possible the Assets to Sellers and DaVita shall return to the Buyer the Purchase Price, as adjusted pursuant to Section 3.1(a), so that Sellers may resell the Assets to an FTC-approved purchaser.

(d) By either the Buyer or DaVita, if any final and nonappealable Order preventing the consummation of the transactions contemplated by this Agreement shall have been issued by any Governmental Authority or any Law shall have been enacted or adopted that enjoins, prohibits or makes illegal consummation of such transactions;

(e) By the Buyer, upon a breach of, or failure to perform in any material respect (which breach or failure cannot be or has not been cured within thirty (30) days after the giving of notice of such breach or failure), any representation, warranty, covenant or agreement on the part of any Seller set forth in this Agreement, such that a condition set forth in Section 7.2 would not be satisfied; or

(f) By DaVita, upon a breach of, or failure to perform in any material respect (which breach or failure cannot be or has not been cured within thirty (30) days after the giving of notice of such breach or failure), any representation, warranty, covenant or agreement on the part of the Buyer set forth in this Agreement, such that a condition set forth in Section 7.1 would not be satisfied.

9.2. Notice of Termination; Effect of Termination. In the event of termination of this Agreement by either the Buyer or DaVita pursuant to Section 9.1 (b), (c), (d), (e) or (f) hereof, the terminating party shall give prompt written notice thereof to the nonterminating party. In the event of termination of this Agreement pursuant to Section 9.1, this Agreement (other than Article IX hereof) shall be of no further effect, there shall be no liability under this Agreement on the part of either the Buyer, any Seller or any Affiliates of any such Person (other than pursuant to Section 9.4) and all rights and obligations of each party hereto shall cease, provided, however, that nothing herein shall relieve any party from liability for the breach of any of its representations and warranties or the breach of any of its covenants or agreements set forth in this Agreement.

9.3. Regulatory Matters. The Purchase Price to be paid by the Buyer to DaVita for the purchase of the Assets hereunder has been determined by the parties through good-faith and arms-length bargaining to be the fair market value of the Assets. No amount paid by the Buyer to DaVita hereunder is intended to be, nor shall it be construed to be, an inducement or payment for referral of patients by DaVita or any Seller to, or purchase of products or services from, the Buyer or any Affiliate thereof.

9.4. Expenses. Whether or not the transactions contemplated hereby are consummated, each party shall pay all costs and expenses incurred by such party in connection with this Agreement and the transactions contemplated hereby, including fees, expenses and disbursements of their respective counsel, accountants, representatives, and investment bankers. Notwithstanding the foregoing, if this Agreement is terminated pursuant to Sections 9.1(b)(i) or

9.1(b)(ii) and the transactions contemplated by the Gambro Purchase Agreement have not been consummated as a result of facts or circumstances within DaVita’s control, including, without limitation, DaVita’s breach of the Gambro Purchase Agreement, DaVita shall promptly reimburse the Buyer and its Affiliates for their reasonable documented costs and expenses (including overhead) incurred by them in connection with the execution of this Agreement and the activities of the Buyer prior to the termination hereof which activities are reasonably Related To the transactions contemplated by this Agreement (such amount not to exceed Three Million Dollars ($3,000,000)); provided, however, notwithstanding the foregoing to the contrary, DaVita shall have no obligation to reimburse any such amounts to the Buyer if the transactions contemplated by this Agreement fail to close for any reason Related To, or arising with respect to, any action or position taken by the FTC.

9.5. Merger and Modification. This Agreement, including the Exhibits and Schedules hereto, expresses the entire agreement between the parties hereto and supersedes any prior written or oral understanding or agreement. Covenants and agreements set forth in the schedules to this Agreement shall be deemed to be covenants and agreements set forth and contained herein. This Agreement may not be modified, amended, supplemented or waived except by a writing signed by all of the parties to this Agreement, and such writing must refer specifically to this Agreement. Any matter disclosed in this Agreement or in the Schedules hereto with reference to any Section of this Agreement shall be deemed a disclosure in respect of all sections to which such disclosure may apply.

9.6. Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of a party to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived only by a written instrument signed by the parties granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 9.6. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further exercise of such or any other right.

9.7. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered by hand or a national over-night courier service, by facsimile with subsequent telephone confirmation, or three (3) Business Days after mailing when mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties in the manner provided below:

(a) If to DaVita or any Seller:

DaVita Inc.

601 Hawaii Street

El Segundo, California 90245

Facsimile No.: 310-536-2681

Attention: General Counsel

With a copy to:

DaVita Inc.

601 Hawaii Street

El Segundo, California 90245

Facsimile No.: 310-536-2681

Attention: Chief Operating Officer

With a copy to:

Gambro Healthcare, Inc.

10810 West Collins Avenue

Lakewood, Colorado 80215

Facsimile No.: 303-209-7700

Attention: General Counsel

(b) If to the Buyer, to:

Renal Advantage Inc.

115 East Park Drive, Suite 300

Brentwood, Tennessee 37027

Facsimile No.: 615-661-1109

Attention: Michael Klein

With copies to:

Welsh, Carson, Anderson & Stowe

320 Park Avenue, Suite 2500

New York, New York 10022

Facsimile No.: 212-893-9566

Attention: D. Scott Mackesy

and

Ropes & Gray LLP

45 Rockefeller Plaza

New York, New York 10111

Facsimile: (212) 841-5725

Attention: Othon A. Prounis, Esq.

Any party may change the address or facsimile to which notice is to be given by notice given in the manner set forth above.

9.8. Binding Agreement. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their heirs, successors and permitted assigns, and shall not confer upon any other Person any rights or remedies hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties, except that the Buyer may assign all or any portion of its rights and obligations hereunder to any Affiliate of the Buyer, or to any purchaser of the stock of the Buyer or of substantially all the Assets and Assumed Liabilities. Nothing in this Agreement is intended to relieve or discharge the obligation of any third person to any party to this Agreement.

9.9. Governing Law. This Agreement shall be governed by the laws of Delaware. All actions and proceedings arising out of or Relating To this Agreement shall be heard and determined in any court sitting in Delaware, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive any defense of an inconvenient forum to the maintenance of any such action or proceeding.

9.10. Waiver of Jury Trial. To the extent not prohibited by applicable Law that cannot be waived, the parties hereby waive, and covenant that they will not assert (whether as plaintiff, defendant or otherwise), any right to trial by jury in any Action arising under or Related To this Agreement, any other Transaction Agreement or the transactions contemplated hereby or thereby. The parties agree that any of them may file a copy of this Section 9.10 with any Governmental Authority as written evidence of the knowing, voluntary and bargained-for agreement among the parties irrevocably to waive their rights to trial by jury in any Action arising under or Related To this Agreement, any other Transaction Agreement or the transactions contemplated hereby or thereby and consent to the trial of any such Action by a judge sitting without a jury.

9.11. Specific Performance. The parties hereby acknowledge and agree that the failure of either party to perform its agreements and covenants hereunder, including, without limitation, its failure to take all actions as are necessary on its part to consummate the transactions contemplated hereby, will cause irreparable injury to the other party, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

9.12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.13. Interpretation. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. The parties agree that this Agreement is the product of each party’s respective efforts, and that it should not be interpreted in favor of any one party merely because of its efforts in initially preparing it. Any rule of law or legal decision that would require interpretation of any claimed ambiguity against the party drafting it shall have no application to this Agreement and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.

9.14. Further Assurances. From time to time after the Closing Date, without further consideration, the Sellers will, at their expense, execute and deliver, or cause to be executed and delivered, such documents to the Buyer as the Buyer may reasonably request in order to more effectively vest in the Buyer good title to the Assets, including, without limitation, any documentation necessary to vest in the Buyer good title to any Assets if it is determined that such Assets are owned by an Affiliate of DaVita which was not considered a Seller under this Agreement. From time to time after the Closing Date, without further consideration, the Buyer will, at the Buyer’s expense, execute and deliver such documents to the Sellers as the Sellers may reasonably request in order to consummate the sale of the Assets and the assumption by the Buyer of the Assumed Liabilities pursuant to this Agreement. Concurrent with the Closing, (a) the Sellers shall provide the Buyer with manuals, instructions and specifications sufficient for the Buyer to access and use (i) the Assets or (ii) any information in the possession of the Buyer which was previously used by any Seller in the operation of the Business and (b) the Sellers shall convey to the Buyer the right to use any Intangible Property licensed to Sellers from a third party Relating To the operation of the Business (to the extent permitted by the third-party licensor) if such right is needed for the Business conveyed to the Buyer pursuant to this Agreement and if the Buyer is unable, using commercially reasonable efforts, to obtain equivalent rights from other third parties on commercially reasonable terms and conditions.

9.15. Remedies. Unless otherwise stated herein (including, without limitation, Sections 8.1 and 9.1 above), to the extent permitted by Law, all rights and remedies existing under this Agreement and any related agreements or documents are cumulative to, and not exclusive of, any rights or remedies otherwise available under applicable Law.

9.16. Attorneys’ Fees.

(a) In the event of any Action for the breach of this Agreement or misrepresentation by any party, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and expenses incurred in such Action.

(b) Attorneys’ fees incurred in enforcing any judgment in respect of this Agreement are recoverable as a separate item. The preceding sentence is intended to be severable from the other provisions of this Agreement and to survive any judgment and, to the maximum extent permitted by Law, shall not be deemed merged into any such judgment.

9.17. Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Authority, the remaining provisions of this Agreement to the extent permitted by Law shall remain in full force and effect provided that the essential terms and conditions of this Agreement remain valid, binding and enforceable. In the event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intents and purposes hereof. To the extent permitted by Law, the parties hereby to the same extent waive any provision of Law that renders any provision hereof prohibited or unenforceable in any respect.

9.18. Third Party Beneficiary. None of the provisions contained in this Agreement are intended by the parties, nor shall they be deemed, to confer any benefit on any Person not a party to this Agreement. The representations and warranties of DaVita and Gambro contained herein are provided for the benefit of the Buyer and its successors and permitted assigns in accordance with Section 9.8, and are not being provided for the benefit of any other Person

(which other Person shall include, for this purpose, without limitation, any shareholder of DaVita).

9.19. Reference to and Effect on Original Agreement. This Agreement amends and restates the Original Agreement in its entirety effective as of the Effective Date and this Agreement shall be effective with respect to and apply to any and all rights, interests, duties, obligations or liabilities whether arising, to be performed or attributable to the period between the Effective Date and the Execution Date or after the Execution Date (including any disputes among any of the parties to the Original Agreement or this Agreement with respect to the subject matter hereof or thereof). Notwithstanding the foregoing, all Exhibits and Schedules delivered in connection with the Original Agreement are deemed to apply as if delivered in connection with this Agreement. On and after the Execution Date, each reference in any Transaction Agreements to this Agreement shall mean and be a reference to the Original Agreement as amended and restated hereby.

[REMAINDER OF PAGE IS BLANK]

IN WITNESS WHEREOF, the parties have executed this Agreement through their duly authorized representatives on the Execution Date, effective as of the Effective Date.

BUYER:		SELLERS:

RENAL ADVANTAGE INC.		DAVITA INC.

By:	/S/ MICHAEL D. KLEIN	By:	/S/ THOMAS O. USILTON
Print:	MICHAEL D. KLEIN	Print:	THOMAS O. USILTON
Title:	PRESIDENT	Title:	GROUP VICE PRESIDENT

GAMBRO HEALTHCARE, INC.

		By:	/S/ SCOTT T. LARSON
		Print:	SCOTT T. LARSON
		Title:	SENIOR VICE PRESIDENT